Exhibit 15.4

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK

In re:	:
	:	Chapter 11
PACIFIC DRILLING VIII LIMITED, et al.,	:
	:	Case No. 17-13203 (MEW)
Debtors.[1]	:
	:	(Jointly Administered)
:

AMENDED JOINT PLAN OF LIQUIDATION/REORGANIZATION

FOR PACIFIC DRILLING SERVICES INC. AND PACIFIC DRILLING VIII
LIMITED PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

Albert Togut
Frank A. Oswald
Kyle J. Ortiz
Amanda C. Glaubach

TOGUT, SEGAL & SEGAL LLP
One Penn Plaza
New York, New York 10119
(212) 594-5000

Attorneys for the Zonda Plan Debtors

Dated:    January 22, 2019

              New York, New York

1   The Zonda Plan Debtors in these chapter 11 cases, and if applicable, the last four digits of their U.S. taxpayer identification numbers are:  Pacific Drilling VIII Limited and Pacific Drilling Services, Inc. (5302).

TABLE OF CONTENTS

		Page

	ARTICLE I

	DEFINED TERMS AND RULES OF INTERPRETATION

	ARTICLE II

	ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS

2.1	Administrative Claims	19
2.2	Priority Tax Claims	20
2.3	Professional Fee Claims	20

	ARTICLE III

	CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

3.1	Classification in General	20
3.2	Summary of Classification	21
3.3	Treatment of Classes	22
3.4	Alternative Treatment	27
3.5	Special Provision Regarding Unimpaired Claims	27

	ARTICLE IV

	ACCEPTANCE OR REJECTION OF THIS PLAN

4.1	Acceptance by Class Entitled to Vote	28
4.2	Presumed Acceptance of this Plan	28
4.3	Elimination of Classes	28
4.4	Cramdown	28

	ARTICLE V

	MEANS FOR IMPLEMENTATION OF THIS PLAN IF THE ZONDA PLAN DEBTORS PREVAIL IN THE ZONDA ARBITRATION

5.1	Continued Corporate Existence and Vesting of Assets	28
5.2	Sources of Cash for Distributions and Operations	29

i

5.3	Restructuring Transactions.	30
5.4	Intercompany Claims.	30
5.5	Effectuating Documents; Further Transactions	30
5.6	Exemption from Certain Transfer Taxes and Recording Fees	31
5.7	Enforcement of Zonda Arbitration Award Against SHI.	31

	ARTICLE VI

	MEANS FOR IMPLEMENTATION OF THIS PLAN IF THE ZONDA PLAN DEBTORS DO NOT PREVAIL IN THE ZONDA ARBITRATION

6.1	Continued Corporate Existence and Vesting of Assets in the Liquidation Trust.	32
6.2	Sources of Cash for Payment of Claims	32
6.3	Creation of the Liquidation Trust and Appointment of the Liquidation Trustee.	32
6.4	General Powers, Rights, and Responsibilities of the Liquidation Trustee.	34
6.5	Indemnification.	35
6.6	Issuance of Liquidation Trust Interests.	36
6.7	Federal Income Tax Treatment of the Liquidation Trust.	36
6.8	Liquidation Trust Funding.	37
6.9	Creation of the Liquidation Trust Funding Amount Escrow Account.	38
6.10	Effectuating Documents; Further Transactions.	38
6.11	Dissolution.	38
6.12	Certain Securities Laws Matters.	39

	ARTICLE VII

	CORPORATE GOVERNANCE

7.1	Cancellation of Existing Securities and Agreements	39
7.2	Cancellation of Certain Existing Security Interests.	40
7.3	Preservation of Retained Actions	40
7.4	Corporate Action	41
7.5	Board of Directors and Officers.	41
7.6	Further Authorization.	41

	ARTICLE VIII

	DISTRIBUTIONS

8.1	Distributions from Liquidation Trust to Holders of Allowed Zonda Deficiency Claims.	41
8.2	Distributions Generally	41
8.3	No Postpetition Interest on Claims	42
8.4	Date of Distributions	42
8.5	Distribution Record Date	42
8.6	Disbursing Agent	42
8.7	Delivery of Distributions	42
8.8	Unclaimed Property	43
8.9	Satisfaction of Claims	43
8.10	Manner of Payment Under Plan	43
8.11	De Minimis Cash Distributions	43
8.12	No Distribution in Excess of Amount of Allowed Claim	43
8.13	Allocation of Distributions Between Principal and Interest	43
8.14	Setoffs and Recoupments	44
8.15	Rights and Powers of Disbursing Agent	44
8.16	Withholding and Reporting Requirements	45
8.17	Claims Paid or Payable by Third Parties	45

	ARTICLE IX

	PROCEDURES FOR DISPUTED CLAIMS

9.1	Allowance of Claims	46
9.2	Objections to Claims	47
9.3	Estimation of Claims	47
9.4	No Distributions Pending Allowance	48
9.5	Resolution of Claims	48
9.6	Disallowed Claims	48

	ARTICLE X

	TREATMENT OF EXECUTORY CONTRACTS
	AND UNEXPIRED LEASES

10.1	Rejection of Executory Contracts and Unexpired Leases	49
10.2	Indemnification	49

10.3	Claims Based on Rejection of Executory Contracts and Unexpired Leases.	50
10.4	Reservation of Rights.	50

	ARTICLE XI

	CONDITIONS PRECEDENT TO CONFIRMATION
	AND CONSUMMATION OF THIS PLAN

11.1	Conditions Precedent to Confirmation of the Plan	51
11.2	Conditions Precedent to the Effective Date	51
11.3	Waiver of Conditions Precedent	52

	ARTICLE XII

	EFFECT OF PLAN CONFIRMATION

12.1	Binding Effect	52
12.2	Releases and Related Matters	53
12.3	Discharge of the Zonda Plan Debtors	56
12.4	Injunction	57
12.5	Exculpation and Limitation of Liability	57
12.6	Term of Bankruptcy Injunction or Stays	58
12.7	Post-Confirmation Date Retention of Professionals	58
12.8	Dissolution of PDVIII; Cooperation of Liquidation Trustee.	58

	ARTICLE XIII

	RETENTION OF JURISDICTION

13.1	Retention of Jurisdiction.	58
13.2	Jurisdiction for Certain Other Agreements	60
13.3	No Limitation on Enforcement by SEC on Non-Debtors.	60

	ARTICLE XIV

	MISCELLANEOUS PROVISIONS

14.1	Payment of Statutory Fees	61
14.2	Amendment or Modification of this Plan	61
14.3	Substantial Consummation	61
14.4	Severability of Plan Provisions	61
14.5	Successors and Assigns	61

14.6	Revocation, Withdrawal, or Non-Consummation	62
14.7	Governing Law	62
14.8	Time	62
14.9	Immediate Binding Effect	62
14.10	Entire Agreement	63
14.11	Notice	63
14.12	Exhibits	64
14.13	Filing of Additional Documents	64
14.14	Conflicts	65

v

INTRODUCTION

Pacific Drilling VIII Limited (BVI) (“PDVIII”) and Pacific Drilling Services Inc. (US) (“PDSI”), as debtors and debtors in possession (the “Zonda Plan Debtors”), propose the following joint plan of reorganization for the resolution of the outstanding Claims against and Interests in the Zonda Plan Debtors.  Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, the Zonda Plan Debtors reserve the right to alter, amend, modify, revoke, or withdraw this Plan, with the consent of SHI, prior to its substantial consummation.

ARTICLE I

DEFINED TERMS AND RULES OF INTERPRETATION

Defined Terms.  As used herein, capitalized terms shall have the meanings set forth below.  Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1.1          2017 Noteholders means, collectively, the record holders of and owners of beneficial interests in the 2017 Notes.

1.2          2017 Notes means those certain 7.250% senior secured notes due 2017 issued by PDV pursuant to that certain Indenture dated November 28, 2012 among PDV as issuer, PDSA as guarantor, and Deutsche Bank Trust Company Americas, in its capacity as indenture trustee.

1.3          2020 Noteholders means, collectively, the record holders of and owners of beneficial interests in the 2020 Notes.

1.4          2020 Notes means those certain 5.375% senior secured notes due 2020 issued by PDSA on June 3, 2013 pursuant to that certain Indenture dated June 3, 2013 among PDSA,  Pacific Drilling, Inc.; Pacific Drilling Finance S.à r.l.;  Pacific Drilling Limited;  Pacific Drillship S.à r.l.;  Pacific Scirocco Ltd.;  Pacific Bora Ltd.;  Pacific Mistral Ltd.;  Pacific Santa Ana (Gibraltar) Limited;  Pacific Santa Ana S.à r.l.;  and Pacific Drillship Nigeria Limited, PIDWAL, and Deutsche Bank Trust Company Americas in its capacity as indenture trustee.

1.5          Accrued Professional Compensation means, at any date, and regardless of whether such amounts are billed or unbilled, all of a Professional’s accrued and unpaid fees (including success fees) and reimbursable expenses for services rendered in the Chapter 11 Cases through and including such date, whether or not such

Professional has filed a fee application for payment of such fees and expenses, (a) all to the extent that any such fees and expenses have not been previously paid (regardless of whether a fee application has been filed for any such amount) and (b) after applying any retainer that has been provided by the Zonda Plan Debtors to such Professional and not previously applied.  No amount of a Professional’s fees and expenses denied under a Final Order shall constitute Accrued Professional Compensation.

1.6          Ad Hoc Group means those certain 2017 Noteholders, 2020 Noteholders, and Term Loan B Lenders identified in the Fifth Amended Verified Statement of the Ad Hoc Group of Debtholders Pursuant to Bankruptcy Rule 2019 dated September 17, 2018 [Docket No. 596].1

1.7          Administrative Claim means a Claim for costs and expenses of administration of the Chapter 11 Cases under sections 328, 330, 363, 364(c)(1), 365, 503(b), or 507(b) of the Bankruptcy Code, including, but not limited to:  (a) any actual and necessary costs and expenses, incurred on or after the Petition Date and through the Effective Date, of preserving the Estates and operating the businesses of the Zonda Plan Debtors;  (b) Professional Fee Claims;  (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code;  and (d) all other Claims entitled to administrative Claim status pursuant to an order of the Bankruptcy Court.

1.8          Affiliate means, with respect to any Person, “affiliate” as defined in section 101(2) of the Bankruptcy Code.

1.9          Allowed means, with respect to a Claim against any Zonda Plan Debtor, except as otherwise provided herein, (a) a Claim that is (i) listed in the Schedules as of the Effective Date as neither disputed, contingent, nor unliquidated, and for which no Proof of Claim has been timely filed, or (ii) evidenced by a valid Proof of Claim or request for payment of Administrative Claim, as applicable, filed by the applicable Bar Date or Administrative Claims Bar Date, and as to which the Zonda Plan Debtors or other parties in interest have not filed an objection to the allowance thereof by the Claims Objection Deadline, or (b) a Claim that is Allowed under this Plan or any stipulation or settlement approved by, or Final Order of, the Bankruptcy Court;  provided,  however, that any Claims allowed solely for the purpose of voting to accept or reject this Plan pursuant to an order of the Bankruptcy Court will not be considered “Allowed Claims” under this Plan.  Notwithstanding the foregoing, a Claim shall not be Allowed and shall not be entitled to a distribution under this Plan to the extent it has been

1    References to docket numbers in this Plan refer to Pacific Drilling S.A., et al., Case No. 17-13193, unless otherwise specified.

satisfied prior to the Effective Date.  If a Claim is Allowed only in part, references to Allowed Claims include and are limited to the Allowed portion of such Claim.  Notwithstanding anything to the contrary herein, no Claim that is disallowed in accordance with Bankruptcy Rule 3003 or section 502(d) of the Bankruptcy Code is Allowed and each such Claim shall be expunged without further action by the Zonda Plan Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court.

1.10        Amended By-Laws means, with respect to a Reorganized Zonda Debtor, where applicable, such Reorganized Zonda Debtor’s amended or amended and restated by-laws or operating agreement, a substantially final form of which will be contained in the Plan Supplement to the extent they contain material changes to the existing documents.

1.11        Amended Certificate of Incorporation means, with respect to each Reorganized Zonda Debtor, where applicable, such Reorganized Zonda Debtor’s amended or amended and restated certificate of incorporation, or certificate of formation, a substantially final form of which will be contained in the Plan Supplement to the extent they contain material changes to the existing documents.

1.12        Assumed Contracts means those Executory Contracts and Unexpired Leases to be assumed by the applicable Reorganized Zonda Debtors pursuant to the Plan.

1.13        Avoidance Action means any claim or Cause of Action of an Estate arising out of or maintainable pursuant to sections 510, 541, 542, 543, 544, 545, 547, 548, 549, 550, 551, or 553 of the Bankruptcy Code or under any other similar applicable law, regardless of whether or not such action has been commenced prior to the Effective Date.

1.14        Ballot means each of the ballot forms distributed to each Holder of a Claim that is entitled to vote to accept or reject this Plan and on which the Holder is to indicate, among other things, acceptance or rejection of this Plan.

1.15        Bankruptcy Code means title 11 of the United States Code, as now in effect or hereafter amended, to the extent such amendments apply to the Chapter 11 Cases.

1.16        Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York.

1.17        Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

1.18        Bar Date means, as applicable:  (a) the General Bar Date;  (b) the later of (i) the General Bar Date and (ii) 5:00 p.m. (prevailing Eastern Time) on the date that is thirty (30) days after entry of a Bankruptcy Court order pursuant to which Executory Contracts or Unexpired Leases are rejected for Claims arising from such rejected agreements;   (c) the later of (i) the General Bar Date and (ii) 5:00 p.m. (prevailing Eastern Time) on the date that is thirty (30) days after the date that notice of any applicable amendment or supplement to the Schedules is served on a claimant for those Claims affected by any such amendment or supplement to the Schedules;  and (d) May 11, 2018 at 5:00 p.m. (prevailing Eastern Time) for Governmental Units.

1.19        Bar Date Order means the Order Establishing Bar Dates for Filing Proofs of Claim and Approving Form and Manner of Notice Thereof [Docket No. 253].

1.20        Business Day means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

1.21        Cash means legal tender of the United States of America and equivalents thereof.

1.22        Cause of Action means any action, proceeding, agreement, Claim, cause of action, controversy, demand, debt, right, action, Avoidance Action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, recoupment, cross-claim, counterclaim, third-party claim, indemnity claim, contribution claim, or any other claim, known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether pending in litigation or otherwise, in contract or in tort, in law or in equity or pursuant to any other theory of law, based in whole or in part upon any act or omission or other event occurring prior to the Effective Date.

1.23        Chapter 11 Case(s) means (a) when used with reference to a particular Zonda Plan Debtor, the case under chapter 11 of the Bankruptcy Code commenced by such Zonda Plan Debtor in the Bankruptcy Court and (b) when used with reference to all Zonda Plan Debtors, the cases under chapter 11 of the Bankruptcy Code commenced by the Zonda Plan Debtors in the Bankruptcy Court.

1.24        Claim means a “claim” against the Zonda Plan Debtors as defined in section 101(5) of the Bankruptcy Code.

1.25        Claims Objection Deadline means for all Claims, the later of:  (a) 180 days after the Effective Date, subject to extension by order of the Bankruptcy Court;  (b) 90 days after the filing of a Proof of Claim or request for payment of Administrative Expense Claims for such Claim;  and (c) such other objection deadline as may be specifically fixed by this Plan, the Confirmation Order, the Bankruptcy Rules, or a Final Order.

1.26        Class means a category of Claims or Interests, as described in Article III hereof.

1.27        Confirmation means the confirmation of this Plan by the Bankruptcy Court under section 1129 of the Bankruptcy Code.

1.28        Confirmation Date means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

1.29        Confirmation Hearing means the hearing held by the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code to consider confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

1.30        Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code, which shall be in form and substance acceptable to the Zonda Plan Debtors and SHI.

1.31        Convenience Claim means any Claim against the Zonda Plan Debtors that would otherwise be a General Unsecured Claim that is Allowed in the Convenience Claim Amount or less.

1.32        Convenience Claim Amount means $50,000.

1.33        Cure Amount means all costs required of the Zonda Plan Debtors to cure any and all monetary defaults, including pecuniary losses, pursuant to Bankruptcy Code section 365, arising under any Assumed Contract.

1.34        Debtors means, collectively, the Zonda Plan Debtors and the Non-Zonda Debtors.

1.35        Disallowed means all or such part of a Claim (a) that is disallowed by a Final Order of the Bankruptcy Court or other court of competent jurisdiction or (b) proof of which was required to be filed but as to which a Proof of Claim was not timely or properly filed;  unless Allowed by a Final Order of the Bankruptcy Court or other court of competent jurisdiction.

1.36        Disbursing Agent means any entity in its capacity as a disbursing agent under Section 8.6 hereof, including any Zonda Plan Debtor or the Liquidation Trust, as applicable, that acts in such a capacity.

1.37        Disclosure Statement means the disclosure statement (including all exhibits and schedules thereto) relating to this Plan, as amended, modified, or supplemented from time to time, which is in form and substance reasonably acceptable to the Zonda Plan Debtors and SHI.

1.38        Disputed Claim means (a) any Claim as to which the Zonda Plan Debtors have interposed an objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, or any Claim otherwise disputed by the Zonda Plan Debtors, the Reorganized Zonda Debtors, or other party in interest in accordance with applicable law, which objection has not been withdrawn or determined by a Final Order;  (b) any Claim scheduled by the Zonda Plan Debtors as contingent, unliquidated, or disputed;  (c) any Claim which amends a claim scheduled by the Zonda Plan Debtors as contingent, unliquidated, or disputed;  or (d) any Claim prior to it having become an Allowed Claim.

1.39        Distribution Date means a date or dates, including the Initial Distribution Date as determined by the Disbursing Agent in accordance with the terms of this Plan, on which the Disbursing Agent makes a distribution to Holders of Allowed Claims.

1.40        Distribution Record Date except as it relates to holders of public securities, means December 31, 2018.

1.41        Do Not Prevail means that the Zonda Arbitration Award has been issued and is final and Unappealable and in favor of SHI.

1.42        Effective Date means the Business Day this Plan becomes effective as provided in Article XI hereof.

1.43        Entity means “entity” as defined in section 101(15) of the Bankruptcy Code.

1.44        Estate(s) means, individually, the estate of any of the Zonda Plan Debtors and, collectively, the estates of all of the Zonda Plan Debtors created under section 541 of the Bankruptcy Code.

1.45        Exchange Act means the Securities Exchange Act of 1934, as now in effect or hereafter amended.

1.46        Exculpated Parties means, collectively, the Released Parties.

1.47        Executory Contract means a contract to which one or more of the Zonda Plan Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

1.48        Exhibit means an exhibit annexed to either this Plan or as an appendix to the Disclosure Statement, as amended, modified, or supplemented from time to time.

1.49        Federal Judgment Rate means the federal judgment rate, 28 U.S.C. § 1961, in effect as of the Petition Date, compounded annually.

1.50        Final Order means an order or judgment, the operation or effect of which has not been reversed, stayed, modified, or amended, and as to which order or judgment (or any reversal, stay, modification, or amendment thereof) (a) the time to appeal, seek certiorari, or request re-argument or further review or rehearing has expired and no appeal, petition for certiorari, or request for re-argument or further review or rehearing has been timely filed, or (b) any appeal that has been or may be taken or any petition for certiorari or request for re-argument, further review, or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed, from which certiorari was sought, or to which the request was made, and no further appeal, petition for certiorari, or request for re‑argument, further review, or rehearing has been or can be taken or granted.

1.51        GAAP means United States generally accepted accounting principles.

1.52        General Bar Date means May 1, 2018 at 5:00 p.m. (prevailing Eastern Time), the date by which each Holder of a Claim against any of the Zonda Plan Debtors must have filed a Proof of Claim unless such Claim falls within one of the exceptions set forth in the Bar Date Order.

1.53        General Unsecured Claim means any Claim against any Zonda Plan Debtor other than an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, a Secured Tax Claim, an Other Secured Claim, a Zonda Secured Claim, a Zonda Deficiency Claim, or an Intercompany Claim.

1.54        Governmental Unit has the meaning set forth in section 101(27) of the Bankruptcy Code.

1.55        Holder means a holder of a Claim or Interest, as applicable.

1.56        Impaired means, when used in reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.57        Initial Distribution Date means the date or dates on which the Disbursing Agent makes the first distribution to Holders of Allowed Claims pursuant to the terms of this Plan.

1.58        Insurance Covered Claim means Proofs of Claim Nos. 53, 27, 7, and 149 filed in the PDSI Chapter 11 Case, which shall be classified in Class 7A.

1.59        Intercompany Claim means any and all Claims between and among the Zonda Plan Debtors, the Reorganized Non-Zonda Debtors, the Reorganized Zonda Debtors, and any non-Debtor affiliate.

1.60        Interest means any equity security in a Zonda Plan Debtor as defined in section 101(16) of the Bankruptcy Code.

1.61        IRC means the Internal Revenue Code of 1986, as now in effect or hereafter amended.

1.62        IRS means the Internal Revenue Service.

1.63        Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.64        Liquidation Trust means the trust established pursuant to this Plan and in accordance with the Liquidation Trust Agreement.

1.65        Liquidation Trust Agreement means the agreement between the Zonda Plan Debtors and the Liquidation Trustee as agreed to by the Zonda Plan Debtors and SHI and filed as part of the Plan Supplement and approved pursuant to the Confirmation Order, as the same may be amended from time to time in accordance with its terms.

1.66        Liquidation Trust Assets means, from and after the Effective Date, all of the assets of the Zonda Plan Debtors, including the Liquidation Trust Funding Amount, and all legal and equitable interests of the Zonda Plan Debtors in Causes of Action and all legal or equitable defenses or counterclaims of the Zonda Plan Debtors to Claims and any other assets to be vested in the Liquidation Trust pursuant to the Liquidation Trust Agreement.

1.67        Liquidation Trust Funding Amount means an amount not less than two million dollars net of any amounts necessary to pay all Administrative Claims, Priority Tax Claims, Secured Tax Claims, Other Secured Claims, Other Priority Claims, Convenience Claims, and all fees due under 28 U.S.C. § 1930, and to fund the Professional Fee Escrow Amount.

1.68        Liquidation Trust Funding Amount Escrow Account means an escrow account to be funded with the Liquidation Trust Funding Amount, which will be created by the Zonda Plan Debtors on the Confirmation Date.

1.69        Liquidation Trust Funding Reserve means the reserve created by the Liquidation Trust with the Liquidation Trust Funding Amount.

1.70        Liquidation Trust Interests means the beneficial interests in the Liquidation Trust allocable to the Holders of Allowed Zonda Deficiency Claims (and any permitted successors, transferees, or assigns thereof).

1.71        Liquidation Trustee means such Person or entity designated or appointed by SHI, in consultation with the Zonda Plan Debtors, and approved pursuant to the Confirmation Order or the Liquidation Trust Agreement.

1.72        New First Lien Noteholders means, collectively, the holders of the New First Lien Notes on the Reorganized Non-Zonda Debtors Effective Date.

1.73        New First Lien Notes means those certain new first lien notes that mature on October 1, 2023 pursuant to the New First Lien Notes Indenture in the initial aggregate principal amount of $750.0 million, all as set forth in the New First Lien Notes Documentation.

1.74        New First Lien Notes Documentation means, collectively, the New First Lien Notes Indenture and each other agreement, security agreement, pledge agreement, collateral assignment, mortgage, control agreement, guarantee, certificate, document, or instrument executed and/or delivered in connection with the foregoing, whether or not specifically mentioned herein or therein, as the same may be modified, supplemented, or replaced from time to time.

1.75        New First Lien Notes Indenture means that certain Indenture, dated September 26, 2018, by and among Pacific Drilling First Lien Escrow Issuer Limited and Wilmington Trust, National Association or its successors or assigns, solely in their capacity as indenture trustee under the new first lien notes indenture, a copy of which is included in the Non-Zonda Debtors Plan Supplement as Exhibit A.

1.76        New Intercreditor Agreement means that certain Intercreditor Agreement, to be dated as of the Reorganized Non-Zonda Debtors Effective Date, by and among Wilmington Trust, National Association as first lien collateral agent and Wilmington Trust, National Association as junior lien collateral agent, and acknowledged and agreed to by the Company and Grantors (each as defined therein), a substantially final form of which is included in the Non-Zonda Debtors Plan Supplement as Exhibit C (as amended, supplemented, or otherwise modified from time to time).

1.77        New Second Lien PIK Toggle Noteholders means, collectively, the holders of the New Second Lien PIK Toggle Notes on the Reorganized Non-Zonda Debtors Effective Date.

1.78        New Second Lien PIK Toggle Notes means the new second lien PIK toggle notes that mature on April 1, 2024, issued pursuant to the New Second Lien PIK Toggle Notes Indenture in the initial aggregate amount of $274.0 million, all as set forth in the New Second Lien PIK Toggle Notes Documentation.

1.79        New Second Lien PIK Toggle Notes Documentation means, collectively, the New Second Lien PIK Toggle Notes Indenture and each other agreement, security agreement, pledge agreement, collateral assignment, mortgage, control agreement, guarantee, certificate, document, or instrument executed and/or delivered in connection with the foregoing, whether or not specifically mentioned herein or therein, as the same may be modified, supplemented, or replaced from time to time.

1.80        New Second Lien PIK Toggle Notes Indenture means that certain Indenture, dated September 26, 2018, by and among Pacific Drilling Second Lien Escrow Issuer Limited and Wilmington Trust, National Association or its successors and assigns, solely in their capacity as indenture trustee under the new second lien PIK toggle notes indenture, a copy of which is included in the Non-Zonda Debtors Plan Supplement as Exhibit B.

1.81        New Secured Debt Documents means collectively, the New First Lien Notes Documentation and the New Second Lien PIK Toggle Notes Documentation.

1.82        Non-Zonda Debtors means PDSA;  PDGL;  Pacific Drillship (Gibraltar) Limited;  Pacific Drilling, Inc.;  Pacific Drilling Finance S.à r.l.;  Pacific Drilling Limited;  Pacific Drillship S.à r.l.;  Pacific Sharav S.à r.l.;  Pacific Drilling VII Limited;  PDV;  Pacific Scirocco Ltd.;  Pacific Bora Ltd.;  Pacific Mistral Ltd.;  Pacific Santa Ana (Gibraltar) Limited;  Pacific Drilling Operations Limited;  Pacific Drilling Operations, Inc.;  Pacific Santa Ana S.à r.l.;  Pacific Drilling, LLC;  Pacific Drillship Nigeria Limited;  and Pacific Sharav Korlátolt Felelősségű  Társaság.

1.83        Non-Zonda Debtors Chapter 11 Cases means (a) when used with reference to a particular Non-Zonda Debtor, the case under chapter 11 of the Bankruptcy Code commenced by such Non-Zonda Debtor in the Bankruptcy Court and (b) when used with reference to all Non-Zonda Debtors, the cases under chapter 11 of the Bankruptcy Code commenced by the Non-Zonda Debtors in the Bankruptcy Court.

1.84        Non-Zonda Debtors Confirmation Order means the Findings of Fact, Conclusions of Law, and Order Confirming Fourth Amended Joint Plan of Reorganization for Pacific Drilling S.A. and Certain of its Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 746].

1.85        Non-Zonda Debtors Disclosure Statement means the Modified Third Amended Disclosure Statement for the Modified Third Joint Plan of Reorganization for Pacific Drilling S.A. and Certain of its Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket. No. 621].

1.86        Non-Zonda Debtors Plan means the Modified Fourth Amended Joint Plan of Reorganization for Pacific Drilling S.A. and Certain of its Affiliates Pursuant to Chapter 11 of the Bankruptcy Court, dated October 31, 2018 [Docket No. 746].

1.87        Non-Zonda Debtors Plan Supplement means the Amended Plan Supplement in Connection with the Debtors’ Joint Chapter 11 Plan of Reorganization for Certain of the Debtors, dated October 22, 2018 [Docket No. 690], as may be amended from time-to-time.

1.88        Other Priority Claim means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than an Administrative Claim or Priority Tax Claim.

1.89        Other Secured Claim means any Secured Claim against the Zonda Plan Debtors other than a Secured Tax Claim or a Zonda Secured Claim.

1.90        Pacific Drilling means, collectively, the Zonda Plan Debtors and their non-Zonda Plan Debtor affiliates.

1.91        Pacific Zonda means the drillship [Hull No. 2075] in connection with the Zonda Construction Contract between SHI and the Zonda Plan Debtors.

1.92        PDGL means Non-Zonda Debtor Pacific Drilling (Gibraltar) Limited, a privately-held company limited by shares organized under the laws of Gibraltar.

1.93        PDSA means Non-Zonda Debtor Pacific Drilling S.A., a publicly-traded limited liability company (société anonyme) organized under the laws of Luxembourg.

1.94        PDSI means Zonda Plan Debtor Pacific Drilling Services, Inc., a privately-held Delaware corporation.

1.95        PDV means Non-Zonda Debtor Pacific Drilling V Limited, a privately-held British Virgin Islands company limited by shares.

1.96        PDVIII means Zonda Plan Debtor Pacific Drilling VIII Limited, a privately-held British Virgin Islands company limited by shares.

1.97        Person means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, or other entity.

1.98        Petition Date means November 12, 2017, the date on which the Zonda Plan Debtors filed their voluntary chapter 11 petitions commencing these Chapter 11 Cases.

1.99        PIDWAL means non-Debtor Affiliate Pacific International Drilling West Africa Limited, a privately-held Nigerian registered limited liability company.

1.100      Plan means this chapter 11 plan of reorganization, including the Exhibits and all supplements, appendices, and schedules hereto, either in its current form or as the same may be altered, amended, supplemented, or modified from time to time, which shall be in form and substance acceptable to the Zonda Plan Debtors and SHI.

1.101      Plan Documents means any of the documents, other than this Plan, to be executed, delivered, assumed, or performed in connection with the occurrence of the Effective Date, including, without limitation, the documents to be included in the Plan Supplement, including, but not limited to, the Liquidation Trust Agreement, which shall be subject to SHI’s consent, the New First Lien Notes Indenture, the New Second Lien PIK Toggle Notes Indenture, the Amended Certificates of Incorporation of the applicable Reorganized Zonda Debtors, and the Amended By-Laws of the applicable Reorganized Zonda Debtors, as applicable.

1.102      Plan Supplement means any supplement to this Plan, and the compilation of documents, forms of documents, and Exhibits to this Plan, as amended, modified, or supplemented from time to time, initial drafts of which shall be filed by the

Zonda Plan Debtors as permitted herein on or before the Plan Supplement Filing Date, in form and substance satisfactory to the applicable parties as provided in this Plan.

1.103      Plan Supplement Filing Date means the date not later than seven (7) days before the Voting Deadline, which date may be modified by agreement between the Zonda Plan Debtors  and SHI.

1.104      Prevail means that the Zonda Arbitration Award has been issued and is final and Unappealable and is in favor of the Zonda Plan Debtors.

1.105      Priority Tax Claim means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

1.106      Professional means any professional employed in these Chapter 11 Cases pursuant to sections 327, 328, 363, or 1103 of the Bankruptcy Code or otherwise.

1.107      Professional Fee Claim means an Administrative Claim of a Professional for compensation for services rendered or reimbursement of costs attributable to the Zonda Plan Debtors, expenses, or other charges incurred on or after the Reorganized Non-Zonda Debtors Effective Date and prior to and including the Effective Date.

1.108      Professional Fee Escrow means an escrow account to be funded with the Professional Fee Escrow Amount by the Zonda Plan Debtors, the Reorganized Zonda Debtors, or the Liquidatrion Trust, on the Effective Date solely for the purpose of paying all Allowed Professional Fee Claims.

1.109      Professional Fee Escrow Amount means the aggregate Accrued Professional Compensation incurred on or after the Reorganized Non-Zonda Debtors Effective Date through the Effective Date as estimated by the Professionals in accordance with Section 2.3.

1.110      Pro Rata means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims and Disputed Claims within such Class.

1.111      Proof of Claim means a written proof of Claim filed against any Zonda Plan Debtor in the Chapter 11 Cases.

1.112      QPGL means Quantum Pacific (Gibraltar) Limited.

1.113      Reinstated means, with respect to any Claim or Interest, the treatment provided for in section 1124 of the Bankruptcy Code.

1.114      Released Party means each of: (a) the Zonda Plan Debtors;  (b) the Reorganized Zonda Debtors;  (c) the Liquidation Trust;  (d) the Liquidation Trustee;  and (e) with respect to the foregoing Entities in clauses (a) through (d), each of their (i) respective current and former Affiliates, predecessors, successors, assigns, subsidiaries, managed accounts, or funds;  and their (ii) current and former officers, managers, directors, equity holders (regardless of whether such interests are held directly or indirectly), principals, members, employees, agents, independent contractors, management companies, investment advisors, fund advisors, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such;  provided, that equity holders of the Zonda Plan Debtors shall not be a “Released Party” except solely in their capacity as Holders of Claims against the Zonda Plan Debtors;  provided further, that any Holder of a Claim or Interest that objects to or votes to reject the Plan shall not be a “Released Party.”

1.115      Releasing Parties means, collectively and in each case in their capacity as such:  (a) each Released Party;  (b) each Holder of a Claim or Interest who was entitled to vote on the Plan and voted to accept the Plan;  (c) each Holder of a Claim or Interest who did not vote to accept the Plan but checked the box on the applicable Ballot or Notice of Non-Voting Status indicating that they opt to grant the releases provided in the Plan;  (d) each Holder of a Claim or Interest to the fullest extent permitted by law;  (e) with respect to each of the foregoing Entities in clauses (a) through (d), such Entities’ or Persons’ successors and assigns.

1.116      Reorganized Non-Zonda Debtors means, collectively, the Non-Zonda Debtors from and after the Reorganized Non-Zonda Debtors Effective Date.

1.117      Reorganized Non-Zonda Debtors Effective Date means the “Effective Date” as defined in the Non-Zonda Debtors Plan.

1.118      Reorganized PDSA means PDSA from and after the Non-Zonda Debtors Effective Date.

1.119      Reorganized Zonda Debtors means, collectively, the Zonda Plan Debtors from and after the Effective Date,  if the Zonda Plan Debtors Prevail in the Zonda Arbitration, but not if the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration.

1.120      Representative means any Person’s or Entity’s current and former officers, managers, directors, equity holders (regardless of whether such interests are held directly or indirectly), principals, members, employees, agents, independent contractors, management companies, investment advisors, fund advisors, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

1.121      Restructuring Transactions means if the Zonda Plan Debtors Prevail in the Zonda Arbitration, but not if the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, one or more transactions pursuant to section 1123(a)(5)(D) of the Bankruptcy Code to occur on the Effective Date or as soon as reasonably practicable thereafter, that may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate this Plan, including (a) the consummation of the transactions provided for under or contemplated by the Plan Documents;  (b) the execution and delivery of appropriate agreements or other documents containing terms that are consistent with or reasonably necessary to implement the Plan Documents, which agreement or other documents shall contain terms that are consistent with or reasonably necessary to implement the terms of this Plan and the Plan Documents and that satisfy the requirements of applicable law;  (c)  the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of this Plan and the Plan Documents;  and (d) all other actions that the Zonda Plan Debtors or Reorganized Zonda Debtors, as applicable, determine are necessary or appropriate.

1.122      Retained Actions means all claims, Causes of Action, rights of action, suits, and proceedings, whether in law or in equity, whether known or unknown, which any Zonda Plan Debtor or any Zonda Plan Debtor’s Estate may hold against any Person, including, but not limited to:  (a) claims and Causes of Action brought prior to the Effective Date;  (b) claims and Causes of Action against any Persons for failure to pay for products or services provided or rendered by any of the Zonda Plan Debtors;  (c) claims and Causes of Action seeking the recovery of any of the Zonda Plan Debtors’ or the Reorganized Zonda Debtors’ accounts receivable or other receivables or rights to payment created or arising in the ordinary course of any of the Zonda Plan Debtors’ or the Reorganized Zonda Debtors’ businesses, including claim overpayments and tax refunds;  (d) all Avoidance Actions;  and (e) any such claims, Causes of Action, rights of action, suits, or proceedings listed in the Disclosure Statement or any schedules filed by the Zonda Plan Debtors in these Chapter 11 Cases;  provided,  however, that Retained Actions shall not include those claims, Causes of Action, rights of action, suits, and proceedings, whether in law or in equity, whether known or unknown, released under Article XII herein.

1.123      SEC means the U.S. Securities and Exchange Commission.

1.124      Securities Act means the Securities Act of 1933, as now in effect or hereafter amended.

1.125      Schedules means the Zonda Plan Debtors’ schedules of assets and liabilities and statements of financial affairs, filed under section 521 of the Bankruptcy Code and the Bankruptcy Rules, as amended, supplemented, or modified.

1.126      Secured Claim means a Claim that is secured by a Lien on property in which a Zonda Plan Debtor’s Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.

1.127      Secured Tax Claim means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code (determined irrespective of any time limitation therein and including any related Secured Claim for penalties).

1.128      SHI means Samsung Heavy Industries, Co., Ltd.

1.129      SHI Retained Actions means all claims, Causes of Action, rights of action, suits, and proceedings, whether in law or in equity, whether known or unknown, which SHI may hold against any Person, including the claims, causes of action, rights of subrogation, contribution, or indemnification, defenses, suits, debts, remedies, damages, demands, losses, costs, and expenses (including professional fees and expenses) subject to Paragraph 112 of the Non-Zonda Debtors Confirmation Order, and for the avoidance of doubt, subject to the Bar Date Order and any argument regarding the applicability thereof.

1.130      Term Loan B Lenders means, collectively, those lenders party to that certain Term Loan Agreement, dated as of June 3, 2013 (as amended), among PDSA as borrower, the term loan B lenders, and Cortland Capital Market Services LLC or its successors or assigns, in each case solely in their capacity as administrative agent under that certain $750.0 million term loan facility among PDSA as borrower, the term loan B lenders, and Cortland Capital Market Services LLC or its successors or assigns, in each case solely in their capacity as administrative agent under the term loan credit facility.

1.131      Third-Party Release means the releases set forth in Section 12.2(b) of this Plan.

1.132      Unappealable means a final arbitration award in respect of which any challenge to the award or appeal to the English High Court has been finally determined by the arbitral tribunal or the English High Court or English Appellate Courts in accordance with sections 66 to 71 of the Arbitration Act 1996.

1.133      Unexpired Lease means a lease to which one of more of the Zonda Plan Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

1.134      Unimpaired means a Claim or Interest that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

1.135      Voting Deadline means the date by which a Holder of a Claim entitled to vote on this Plan must deliver a Ballot to accept or reject this Plan as set forth in the order of the Bankruptcy Court approving the instructions and procedures relating to the solicitation of votes with respect to this Plan.

1.136      Zonda Arbitration means the arbitration proceeding commenced by SHI against PDVIII and PDSI in London on November 18, 2015, in response to PDVIII’s rescission of the Zonda Construction Contract.

1.137      Zonda Arbitration Award means (a) a final award or awards issued in connection with the Zonda Arbitration in which liability and damages are determined between SHI, on the one hand, and PDVIII and PDSI, on the other hand, and/or (b) separate final awards issued in connection with the Zonda Arbitration in which liability and damages are determined between SHI and PDVIII and between SHI and PDSI.

1.138      Zonda Claims means Proofs of Claim Nos. 164, 168, 169, 170, and 176 filed in these Chapter 11 Cases, which shall be classified in Classes 4A–4B and 5A–5B.

1.139      Zonda Construction Contract means that certain Contract for Construction and Sale of Drillship (Hull No. 2075) between PDVIII and SHI.

1.140      Zonda Deficiency Claim means a Claim arising out of or related to the Zonda Claims and the Zonda Construction Contract, solely to the extent such Claim is not a Secured Claim.

1.141      Zonda Plan Debtor Release means the releases contained in Section 12.2(a) herein.

1.142      Zonda Plan Debtors means PDVIII and PDSI.

1.143      Zonda Secured Claim means a claim arising out of or related to the Zonda Claims and the Zonda Construction Contract, solely to the extent that such Claim is a Secured Claim.

Rules of Interpretation and Computation of Time.  For purposes of this Plan, unless otherwise provided herein:  (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural;  (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;  (c) any reference in this Plan to an existing document or schedule filed or to be filed means such document or schedule, as it may have been or may be amended, modified, or supplemented pursuant to this Plan;  (d) any reference to an entity as a Holder of a Claim or Interest includes that entity’s successors and assigns;  (e) all references in this Plan to Sections and Articles are references to Sections and Articles of or to this Plan;  (f) the words “herein,” “hereunder,” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan;  (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan;  (h) subject to the provisions of any contract, certificates of incorporation, by-laws, instrument, release, or other agreement or document entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules;  (i) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply;  (j) in computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply;  (k) “including” means “including without limitation”;  and (l) with reference to any distribution under this Plan, “on” a date means on or as soon as reasonably practicable after that date.

Exhibits.  All Exhibits are incorporated into and are a part of this Plan as if set forth in full herein, and, to the extent not annexed hereto, such Exhibits shall be filed with the Bankruptcy Court no later than seven (7) days prior to the Voting Deadline.  Holders of Claims and Interests may obtain a copy of the Exhibits upon written request to the Zonda Plan Debtors.  Upon their filing, the Exhibits may be inspected (a) in the office of the clerk of the Bankruptcy Court or its designee during normal business hours;  (b) on the Bankruptcy Court’s website at http://nysb.uscourts.gov (registration required);  or (c) at our noticing agent’s website at https://cases.primeclerk.com/pacificdrilling/.  The documents contained in the Exhibits shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

Controlling Document.  In the event of an inconsistency between this Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document).  The provisions of this Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effect the purposes of each;  provided, that, if there is determined to be any inconsistency between any Plan provision and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern and any such provision of the Confirmation Order shall be deemed a modification of this Plan and shall control and take precedence.

Applicability of Articles V and VI.  This Plan contains two Articles that include provisions related to the means for implementation of this Plan.  For the avoidance of doubt, if the Zonda Plan Debtors Prevail in the Zonda Arbitration, Article V governs and Article VI is rendered null and void as of the Effective Date.  Alternatively, if the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration Article VI governs and Article V is rendered null and void as of the Effective Date.

Intercompany Claims and Interests.  The summary table in Section 3.2 provides that Classes 8A–8B, 9A, and 9B are either Unimpaired or Impaired under the Plan, and are not entitled to vote, however, such Classes are consenting to the Plan under either scenario.

ARTICLE II

ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims, and Professional Fee Claims are not classified and are not entitled to vote on this Plan.

2.1          Administrative Claims.  Unless the Holder of an Allowed Administrative Claim agrees to less favorable treatment, on or as soon as reasonably practicable after the later of (a) the Effective Date, (b) the date on which an Administrative Claim becomes an Allowed Administrative Claim, or (c) the date on which an Allowed Administrative Claim becomes payable under any agreement relating thereto, each Holder of such Allowed Administrative Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Administrative Claim, Cash equal to the unpaid portion of such Allowed Administrative Claim.

2.2          Priority Tax Claims.  The legal and equitable rights of the Holders of Priority Tax Claims, if any, are Unimpaired by this Plan.  Unless the Holder of an Allowed Priority Tax Claim agrees to less favorable treatment, on the Effective Date, each Holder of an Allowed Priority Tax Claim shall have such Claim Reinstated.

2.3          Professional Fee Claims.

(a)       Professionals shall submit final fee applications seeking approval of all Professional Fee Claims by the Bankruptcy Court no later than sixty (60) days after the Effective Date.  These applications remain subject to Bankruptcy Court approval under the standards established by the Bankruptcy Code, including the requirements of sections 327, 328, 330, 331, 363, 503(b), and 1103 of the Bankruptcy Code, as applicable.  Payments to Professionals shall be made upon entry of an order approving such Professional Fee Claims.

(b)       The Reorganized Zonda Debtors or the Liquidation Trust, as applicable, are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Effective Date in the ordinary course without the need for Bankruptcy Court approval.

(c)       On the Effective Date, the Zonda Plan Debtors, the Reorganized Zonda Debtors, or the Liquidation Trust, as applicable, will establish and fund the Professional Fee Escrow with Cash remaining in the PDSI bank accounts on the Effective Date or from the Liquidation Trust Assets, as applicable, equal to the Professional Fee Escrow Amount.

ARTICLE III

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

3.1          Classification in General.  Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims against and Interests in the Zonda Plan Debtors.  A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.  A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Effective Date.  Subject to the payment of any joint and several obligations between the Zonda Plan Debtors, each Zonda Plan Debtor shall be responsible for satisfying the Claims and Administrative Claims against and Interests in such Zonda Plan Debtor from such Zonda Plan Debtor’s assets.

3.2          Summary of Classification.  For administrative convenience, this Plan organizes the Zonda Plan Debtors into two (2) groups (each a “Zonda Plan Debtor Group”) and assigns a letter to each Zonda Plan Debtor Group.  Notwithstanding this organizing principle, this plan is a separate plan of reorganization for each Zonda Plan Debtor.  For consistency, similarly designated Classes of Claims and Interests are assigned the same number across each of the Zonda Plan Debtor Groups.  Any non-sequential enumeration of the Classes is intentional to maintain consistency.

Letter	Zonda Plan Debtor Group
A	PDSI
B	PDVIII

The following table designates the Classes of Claims against and Interests in the Zonda Plan Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by this Plan, (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code, and (c) deemed to accept or reject this Plan.  In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims, and Professional Fee Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in this Section 3.2.  All of the potential Classes for the Zonda Plan Debtors are set forth herein.  Certain of the Zonda Plan Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Section 4.3 hereof.

Class(es)	Designation	Impairment	Entitled to Vote
1A–1B	Secured Tax Claims	Unimpaired	No (deemed to accept)
2A–2B	Other Secured Claims	Unimpaired	No (deemed to accept)
3A–3B	Other Priority Claims	Unimpaired	No (deemed to accept)
4A–4B	Zonda Secured Claims	Impaired	Yes
5A–5B	Zonda Deficiency Claims	Impaired	Yes
6A–6B	Convenience Claims	Unimpaired	No (deemed to accept)

Class(es)	Designation	Impairment	Entitled to Vote
7A	Insurance Covered Claims	Unimpaired	No (deemed to accept)
8A–8B	Intercompany Claims	Unimpaired/ Impaired	No, but consenting to the Plan under either scenario
9A	PDSI Interests	Unimpaired/ Impaired	No, but consenting to the Plan under either scenario
9B	PDVIII Interests	Unimpaired/ Impaired	No, but consenting to the Plan under either scenario

3.3          Treatment of Classes.

(a)       Classes  1A through 1B – Secured Tax Claims

(i)    Claims in Class:  Classes  1A and 1B consist of all Secured Tax Claims.

(ii)   Treatment:  Except to the extent that a Holder of an Allowed Secured Tax Claim agrees to less favorable treatment, each Holder of an Allowed Secured Tax Claim shall receive, on account of and in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Secured Tax Claim and any Lien securing such Claim, Cash in the amount of such Allowed Secured Tax Claim: on or as soon as reasonably practicable after, the later of (A) the Effective Date and (B) the date on which such Secured Tax Claim becomes an Allowed Secured Tax Claim.

All Allowed Secured Tax Claims that are not due and payable on or before the Effective Date shall be paid by the Reorganized Zonda Debtors when such Claims become due and payable in the ordinary course of business in accordance with the terms thereof.

(iii)  Voting:  Claims in Classes  1A and 1B are Unimpaired, and the Holders of Allowed Secured Tax Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Secured Tax Claims are not entitled to vote to accept or reject this Plan.

(b)       Classes  2A through 2B – Other Secured Claims

(i)    Claims in Class:  Classes  2A and 2B consist of all Other Secured Claims.

(ii)   Treatment:  Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, on or as soon as reasonably practicable after (A) the Effective Date if such Other Secured Claim is an Allowed Other Secured Claim on the Effective Date or (B) the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim shall receive from its respective Zonda Plan Debtor, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Other Secured Claim and any Lien securing such Claim, at the option of the Zonda Plan Debtors:  (x) payment in full in Cash, plus postpetition interest, if applicable;  (y) Reinstatement or such other treatment sufficient to render the Holder of such Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code;  or (z) the return of the applicable collateral in satisfaction of the Allowed amount of such Other Secured Claim.

(iii)  Voting:  Claims in Classes  2A and 2B are Unimpaired, and the Holders of Allowed Other Secured Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Other Secured Claims are not entitled to vote to accept or reject this Plan.

(c)       Classes  3A through 3B – Other Priority Claims

(i)    Claims in Class:  Classes  3A and 3B consist of all Other Priority Claims.

(ii)   Treatment:  Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment, on or as soon as reasonably practicable after (A) the Effective Date if such Other Priority Claim is an Allowed Other Priority Claim on the Effective Date or (B) the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Other Priority Claim, Cash equal to the unpaid portion of such Allowed Other Priority Claim.

(iii)  Voting:  Claims in Classes  3A and 3B are Unimpaired, and the Holders of Allowed Other Priority Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Other Priority Claims are not entitled to vote to accept or reject this Plan.

(d)       Classes  4A through 4B – Zonda Secured Claims

(i)    Claims in Class:  Classes  4A and 4B consist of all Zonda Secured Claims.

(ii)   Treatment:  Except to the extent that a Holder of an Allowed Zonda Secured Claim agrees to less favorable treatment, on or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Zonda Secured Claim shall receive in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Zonda Secured Claim (a) an amount of existing Cash held by the Zonda Plan Debtors agreed to by SHI and the Liquidation Trustee, and at the option of SHI,  either (i) the proceeds of the sale or disposition of the Pacific Zonda,  or (ii) the Pacific Zonda securing such Allowed Zonda Secured Claim.  If an Allowed Zonda Secured Claim is paid in full under this Section, the Liens securing such Zonda Secured Claim shall be deemed released.

For the avoidance of doubt, the Zonda Secured Claims will be disallowed if the Zonda Plan Debtors Prevail in the Zonda Arbitration.

(iii)  Voting:  Claims in Classes  4A and 4B are Impaired.  Pursuant to section 1126 of the Bankruptcy Code, each Holder of an Allowed Zonda Secured Claim is entitled to vote to accept or reject this Plan.

(e)       Classes  5A through 5B  –Zonda Deficiency Claims

(i)    Claims in Class:  Classes 5A and 5B consist of all Zonda Deficiency Claims.

(ii)   Treatment:  Except to the extent that a Holder of an Allowed Zonda Deficiency Claim agrees to less favorable treatment, on or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Zonda Deficiency Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Zonda Deficiency Claim its Pro Rata share of the Liquidation Trust Interests based on the Allowed amount of its Claim.

For the avoidance of doubt, the Zonda Deficiency Claims will be disallowed if the Zonda Plan Debtors Prevail in the Zonda Arbitration.

(iii)  Voting:  Claims in Classes  5A and 5B are Impaired.  Pursuant to section 1126 of the Bankruptcy Code, each Holder of an Allowed Zonda Deficiency Claim is entitled to vote to accept or reject this Plan.

(f)        Classes 6A through 6B – Convenience Claims

(i)    Claims in Class:  Classes 6A and 6B consist of all Convenience Claims.

(ii)   Treatment:  Except to the extent that a Holder of an Allowed Convenience Claim agrees to less favorable treatment, on or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Convenience

Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Convenience Claim, payment in full in Cash.

(iii)  Voting:  Claims in Classes 6A and 6B are Unimpaired, and the Holders of Allowed Convenience Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Allowed Convenience Claims are not entitled to vote to accept or reject this Plan.

(g)       Class 7A –Insurance Covered Claims

(i)    Claims in Class:  Class 7A consists of all Insurance Covered Claims.

(ii)   Treatment:  Except to the extent that a Holder of an Allowed Insurance Covered Claim agrees to less favorable treatment, on or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Insurance Covered Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Insurance Covered Claim, (A) payment in Cash in an amount equal to such Allowed Insurance Covered Claim on the Effective Date;  or  (B) such other treatment as may be required so as to render such Allowed Insurance Covered Claim Unimpaired.  For the avoidance of doubt, Holders of Allowed Insurance Covered Claims will look solely to applicable insurance for payment.

(iii)  Voting:  Claims in Class 7A are Unimpaired, and the Holders of Allowed Insurance Covered Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Allowed Insurance Covered Claims are not entitled to vote to accept or reject this Plan.

(h)       Classes 8A through 8B – Intercompany Claims

(i)    Claims in Class:  Classes 8A and 8B consist of all Intercompany Claims.

(ii)   Treatment:  Except to the extent that a Holder of an Allowed Intercompany Claim agrees to less favorable treatment, on or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Intercompany Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Intercompany Claim:

(A)    If the Zonda Plan Debtors Prevail in the Zonda Arbitration, all Allowed Intercompany Claims shall be paid, adjusted, continued, settled, Reinstated, discharged, or eliminated, in each case to the extent determined to be appropriate by the Zonda Plan Debtors or the Reorganized Zonda Debtors, as applicable;  or

(B)    if the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, Allowed Intercompany Claims  shall be paid, adjusted, continued, settled, Reinstated, discharged, or eliminated, in each case to the extent determined to be appropriate by the Liquidation Trust.

(iii)  Voting:  Claims in Classes 8A and 8B are either Unimpaired, and each Holder of an Allowed Intercompany Claim is conclusively presumed to have accepted this Plan under section 1126(f) of the Bankruptcy Code, or Impaired, and each Holder of an Allowed Intercompany Claim is conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  However, Holders of Allowed Intercompany Claims have agreed to be deemed to accept this Plan under either scenario.

(i)        Class 9A –  PDSI Interests

(i)    Claims in Class:  Class 9A consists of all PDSI Interests.

(ii)   Treatment:  Except to the extent that a Holder of an Allowed PDSI Interest agrees to less favorable treatment, on or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed PDSI Interest shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed PDSI Interest:

(A)    If the Zonda Plan Debtors Prevail in the Zonda Arbitration, Holders of Allowed PDSI Interests will receive all remaining assets of PDSI after distributions to Classes 1A–1B through 8A–8B;  or

(B)    if the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, all PDSI Interests will be extinguished.

(iii)  Voting:  Claims in Class 9A are either Unimpaired, and each Holder of an Allowed PDSI Interest is conclusively presumed to have accepted this Plan under section 1126(f) of the Bankruptcy Code, or Impaired, and each Holder of an Allowed PDSI Interest is conclusively deemed to have rejected this Plan pursuant to section

1126(g) of the Bankruptcy Code.  However, Holders of Allowed PDSI Interests have agreed to be deemed to accept this Plan under either scenario.

(j)        Class 9B – PDVIII Interests

(i)    Claims in Class:  Class 9B  consists of all PDVIII Interests.

(ii)   Treatment:  Except to the extent that a Holder of an Allowed PDVIII Interest agrees to less favorable treatment, on or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed PDVIII Interest shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed PDVIII Interest:

(A)    If the Zonda Plan Debtors Prevail in the Zonda Arbitration, Holders of Allowed PDVIII Interests will receive all remaining assets of PDVIII after distributions to Classes1A–1B through 8A–8B;  or

(B)    if the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, all PDVIII Interests will be extinguished.

(iii)  Voting:  Claims in Class 9B are either Unimpaired, and each Holder of an Allowed PDVIII Interest is conclusively presumed to have accepted this Plan under section 1126(f) of the Bankruptcy Code, or Impaired, and each Holder of an Allowed PDVIII Interest is conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  However, Holders of Allowed PDVIII Interests have agreed to be deemed to accept this Plan under either scenario.

3.4          Alternative Treatment.  Notwithstanding any provision herein to the contrary, any Holder of an Allowed Claim may receive, instead of the distribution or treatment to which it is entitled hereunder, any other distribution or treatment to which it and the Zonda Plan Debtors may agree in writing, with the consent of SHI;  provided,  however, that under no circumstances may the Zonda Plan Debtors agree to provide any other distribution or treatment to any Holder of an Allowed Claim that would adversely impair the distribution or treatment provided to any other Holder of an Allowed Claim.

3.5          Special Provision Regarding Unimpaired Claims.  Except as otherwise provided in this Plan, nothing shall affect the Zonda Plan Debtors’ rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including but not limited to all rights with respect to legal and equitable defenses to setoffs against or recoupments of Unimpaired Claims.

ARTICLE IV

ACCEPTANCE OR REJECTION OF THIS PLAN

4.1          Acceptance by Class Entitled to Vote.  Classes 4A–4B and 5A–5B are the Classes of Claims of the Zonda Plan Debtors that are entitled to vote to accept or reject this Plan.  Classes 4A–4B and 5A–5B shall have accepted this Plan if (a) the Holders of at least two-thirds in amount of the Allowed Claims actually voting in each Class have voted to accept this Plan and (b) the Holders of more than one-half in number of the Allowed Claims actually voting in each Class have voted to accept this Plan, not counting the vote of any Holder designated under section 1126(e) of the Bankruptcy Code.  If there are no votes cast in the Class that is entitled to vote on this Plan, then this Plan shall be deemed accepted by such Class.

4.2          Presumed Acceptance of this Plan.  Classes 1A–1B, 2A–2B, 3A–3B, 6A–6B, and 7A are Unimpaired.  Therefore, such Classes are deemed to have accepted this Plan by operation of law and are not entitled to vote to accept or reject this Plan.

4.3          Elimination of Classes.  To the extent applicable, any Class that does not contain any Allowed Claims or any Claims temporarily allowed for voting purposes under Bankruptcy Rule 3018, as of the date of the commencement of the Confirmation Hearing, shall be deemed to have been deleted from this Plan for purposes of (a) voting to accept or reject this Plan and (b) determining whether it has accepted or rejected this Plan under section 1129(a)(8) of the Bankruptcy Code.

4.4          Cramdown.  The Zonda Plan Debtors request Confirmation of this Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code, to the extent applicable,  subject to SHI’s express written consent.  The Zonda Plan Debtors reserve the right to modify this Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

ARTICLE V

MEANS FOR IMPLEMENTATION OF THIS PLAN IF THE ZONDA PLAN DEBTORS PREVAIL
IN THE ZONDA ARBITRATION

5.1          Continued Corporate Existence and Vesting of Assets.  If the Zonda Plan Debtors Prevail in the Zonda Arbitration, except as otherwise provided in this Plan, each Zonda Plan Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Zonda Plan Debtor is incorporated or formed and pursuant to the respective certificate of incorporation, where applicable and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by this Plan, the Plan Supplement, or otherwise, and to the extent such documents are amended, such documents are deemed to be pursuant to this Plan and require no further action or approval, as permitted by applicable law.  On or after the Effective Date, each Reorganized Zonda Debtor may take such action as permitted by applicable law and such Reorganized Zonda Debtor’s organizational documents, as such Reorganized Zonda Debtor may determine is reasonable and appropriate, including causing:  (i) a Reorganized Zonda Debtor to be merged into another Reorganized Debtor or its Affiliate;   (ii) a Reorganized Zonda Debtor to be dissolved;   (iii) the legal name of a Reorganized Zonda Debtor to be changed;  (iv) a Reorganized Zonda Debtor to reorganize under the laws of another jurisdiction;  or (v)  the closure of a Reorganized Zonda Debtor’s Chapter 11 Case on the Effective Date or any time thereafter.

If the Zonda Plan Debtors Prevail in the Zonda Arbitration, except as otherwise provided herein, on the Effective Date, all property of each Zonda Plan Debtor’s Estate, including any property held or acquired by each Zonda Plan Debtor or Reorganized Zonda Debtor under this Plan or otherwise, will vest in such Reorganized Zonda Debtor free and clear of all Claims, Liens, charges, other encumbrances, Interests, and other interests, except for the Liens and Claims established under this Plan.

 If the Zonda Plan Debtors Prevail in the Zonda Arbitration, on or after the Effective Date, each Reorganized Zonda Debtor may operate its business and may use, acquire, and dispose of property and maintain, prosecute, abandon, compromise, or settle any Claims or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, subject only to those restrictions expressly imposed by this Plan or the Confirmation Order, as well as the documents and instruments executed and delivered in connection therewith, including the documents, exhibits, instruments, and other materials comprising the Plan Supplement.

5.2          Sources of Cash for Distributions and Operations.  If the Zonda Plan Debtors Prevail in the Zonda Arbitration, all Cash necessary for the Reorganized Zonda Debtors to make payments required by this Plan and for post-Confirmation operations shall be obtained from (a) existing Cash held by the Reorganized Zonda Debtors on the

Effective Date after giving effect to the Professional Fee Escrow, (b) proceeds from any Retained Actions, and (c) proceeds from the Zonda Arbitration  Award.

5.3          Restructuring Transactions.  If the Zonda Plan Debtors Prevail in the Zonda Arbitration, on or as soon as practicable after the Effective Date, the Reorganized Zonda Debtors are authorized, without further order of the Bankruptcy Court, to take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to satisfy the Zonda Plan Debtors’ springing obligations under the New First Lien Notes and the New Second Lien PIK Toggle Notes including, without limitation:  (a) the execution and delivery of all appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of this Plan and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree;  (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of this Plan and having other terms for which the applicable parties agree;  (c) rejection or assumption, as applicable, of Executory Contracts and Unexpired Leases;  (d) the filing and/or execution of appropriate limited liability company agreements, certificates, or articles of incorporation or organization, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law;  (e) the consummation of the transactions contemplated by the New First Lien Notes Documentation, and the New Second Lien PIK Toggle Notes Documentation, and the execution thereof; (f) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

5.4          Intercompany Claims.  If the Zonda Plan Debtors Prevail in the Zonda Arbitration, Allowed Intercompany Claims shall be paid, adjusted, continued, settled, Reinstated, discharged or eliminated, in each case to the extent determined to be appropriate by the Zonda Plan Debtors or the Reorganized Zonda Debtors, as applicable.  If the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, Allowed Intercompany Claims shall be paid, adjusted, continued, settled, Reinstated, discharged or eliminated, in each case to the extent determined to be appropriate by the Liquidation Trust.

5.5          Effectuating Documents;  Further Transactions.  If the Zonda Plan Debtors Prevail in the Zonda Arbitration, the chairman of the board of directors, president, chief executive officer, chief financial officer, manager, or any other appropriate officer of the Zonda Plan Debtors or, after the Effective Date, the Reorganized Zonda Debtors, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.  The secretary of the Zonda Plan Debtors, or, after the Effective Date, of the Reorganized Zonda Debtors, shall be authorized to certify or attest to any of the foregoing actions.

5.6          Exemption from Certain Transfer Taxes and Recording Fees.  If the Zonda Plan Debtors Prevail in the Zonda Arbitration, to the maximum extent provided by section 1146(a) of the Bankruptcy Code, any post-Confirmation sale by any Zonda Plan Debtor or any transfer from any Entity pursuant to, in contemplation of, or in connection with this Plan or pursuant to:  (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Zonda Plan Debtors;  or (b) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, including any deeds, bills of sale, assignments, or other instruments of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to this Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, in each case to the extent permitted by applicable bankruptcy law, and the appropriate state or local government officials or agents shall forego collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

5.7          Enforcement of Zonda Arbitration Award Against SHI.  If the Zonda Plan Debtors Prevail in the Zonda Arbitration, SHI shall have ten (10) days to satisfy the Zonda Arbitration Award during which time the Zonda Plan Debtors or the Reorganized Zonda Debtors, as applicable, shall not take any actions against SHI to enforce such Zonda Arbitration Award.

ARTICLE VI

MEANS FOR IMPLEMENTATION OF THIS PLAN IF THE ZONDA PLAN DEBTORS DO NOT
PREVAIL IN THE ZONDA ARBITRATION

6.1          Continued Corporate Existence and Vesting of Assets in the Liquidation Trust. If the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, except as otherwise provided herein, on the Effective Date, the proceeds of the Liquidation Trust Funding Amount Escrow Account shall be transferred to the Liquidation Trust, free and clear as provided in the Plan or the Liquidation Trust Agreement.

If the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, except as otherwise provided in this Plan, PDVIII shall be deemed dissolved on the Effective Date and its Chapter 11 Case shall be deemed closed without any further order of the Bankruptcy Court, and PDSI shall continue to exist after the Effective Date as a separate corporate Entity, with all the powers of a corporation, pursuant to the applicable law in Delaware, the jurisdiction in which PDSI is incorporated, and pursuant to the respective certificate of incorporation, and amended and restated bylaws in effect prior to the Effective Date, except to the extent such certificate of incorporation and amended and restated bylaws are amended by this Plan, the Plan Supplement, or otherwise, and to the extent such documents are amended, such documents are deemed to be pursuant to this Plan and require no further action or approval, as permitted by applicable law.  On or after the Effective Date, PDSI may, in the Liquidation Trust’s sole discretion, take such action as permitted by applicable law, and PDSI’s  organizational documents, as the Liquidation Trust may determine is reasonable and appropriate, including causing:  (a) PDSI to be merged into the Liquidation Trust; (b) PDSI to be dissolved;  (c) the legal name of PDSI to be changed;  (d) PDSI to reorganize under the laws of another jurisdiction;  or (e) the closure of a Zonda Plan Debtor’s Chapter 11 Case on the Effective Date or any time thereafter.  PDSI should be deemed dissolved upon termination of the Liquidation Trust, or the wind down of the Liquidation Trust, as provided in the Plan or the Liquidation Trust Agreement.

6.2          Sources of Cash for Payment of Claims.  If the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, all Cash necessary for the Liquidation Trust to make payments required by this Plan shall be obtained from (a) existing Cash held by the Zonda Plan Debtors, (b) the disposition of the Pacific Zonda, (c) the disposition of the Zonda Plan Debtors’ equipment on the Pacific Zonda, (d) proceeds from any Retained Actions, and (e) the Liquidation Trust Funding Amount.

6.3          Creation of the Liquidation Trust and Appointment of the Liquidation Trustee.

(a)       Creation of the Liquidation Trust. If the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, on the Effective Date, the Liquidation Trust shall be formed pursuant to this Plan and the Liquidation Trust shall be established and become effective in accordance with the Liquidation Trust Agreement to liquidate the Liquidation Trust Assets, including, without limitation, the prosecution of the Retained

Actions under the jurisdiction of the Bankruptcy Court and to enable the Liquidation Trustee to distribute the proceeds thereof to Holders of Allowed Zonda Deficiency Claims in accordance with the Plan and the Liquidation Trust Agreement;  provided, however, that if the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, the Zonda Plan Debtors or the Reorganized Non-Zonda Debtors shall have ten (10) days to satisfy the Zonda Arbitration Award during which time the Liquidation Trustee may not bring any Retained Actions.  The Liquidation Trust, when established pursuant to the Plan and the Liquidation Trust Agreement, will be an affiliate of the Zonda Plan Debtors (within the meaning and solely for purposes of Sections 1125(e) and 1145(a) of the Bankruptcy Code).  The Liquidation Trust shall be established for the sole purpose of liquidating and distributing the assets of the Zonda Plan Debtors contributed to such Liquidation Trust in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.  The terms of the Liquidation Trust Agreement shall be satisfactory in form and substance to SHI, and shall be established in consultation with the Zonda Plan Debtors.  In the event of any conflict or inconsistency between the Plan and the Liquidation Trust Agreement, as such conflict or inconsistency relates to the establishment of the Liquidation Trust, the terms of the Plan shall govern.

(b)       Liquidation Trust Agreement and Appointment of the Liquidation Trustee. If the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, on the Effective Date, the Liquidation Trust Agreement shall be executed by the Zonda Plan Debtors and the Liquidation Trustee and shall become effective without further action by any party.  The Liquidation Trustee shall be selected by SHI, in consultation with the Zonda Plan Debtors, and approved pursuant to the Confirmation Order or the Liquidation Trust Agreement.

(c)       Liquidation Trust Assets. If the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, the assets of the Liquidation Trust shall consist of the Liquidation Trust Assets.  On the Effective Date, the proceeds of the Liquidation Trust Funding Amount Escrow Account shall be released to the Liquidation Trust.  Following the transfer of the Liquidation Trust Assets to the Liquidation Trust, the Liquidation Trust will constitute a successor of the Zonda Plan Debtors under the Plan (within the meaning and solely for purposes of Sections 1125(e) and 1145(a) of the Bankruptcy Code).  The Liquidation Trust Assets will be transferred free and clear, as provided in the Plan or the Liquidation Trust Agreement.  Such transfer shall be exempt from any stamp, real estate transfer, mortgage reporting, sales, use or other similar tax, pursuant to § 1146(a) of the Bankruptcy Code.

6.4          General Powers, Rights, and Responsibilities of the Liquidation Trustee.  If the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, after the Effective Date, pursuant to the Liquidation Trust Agreement, the Liquidation Trustee shall have the authority and right on behalf of the Zonda Plan Debtors without the need for Bankruptcy Court approval (unless otherwise expressly indicated herein), to carry out and implement all provisions of the Zonda Plan, including, without limitation, to:

(a)       oversee and control the Liquidation Trust;

(b)       collect and liquidate the Liquidation Trust Assets under the jurisdiction of the Bankruptcy Court;

(c)       assert, prosecute, pursue, compromise and settle in accordance with the Liquidation Trustee’s reasonable business judgment, all Claims and Causes of Action, and enforce all legal or equitable remedies and defenses belonging to the Zonda Plan Debtors or their Estates, including, without limitation, setoff, recoupment and any rights under section 502(d) of the Bankruptcy Code;

(d)       object to Claims in accordance with the Liquidation Trustee’s reasonable business judgment;

(e)       make distributions to Holders of Allowed Zonda Deficiency Claims;

(f)        exercise reasonable business judgment to direct and control the wind down, liquidation, sale, and/or abandoning of the remaining assets of the Zonda Plan Debtors and in accordance with applicable law as necessary to maximize distributions to Holders of Allowed Zonda Deficiency Claims;

(g)       prosecute all Causes of Action (other than those Causes of Action that are released, waived, or transferred pursuant to the Plan) on behalf of the Zonda Plan Debtors for the benefit of Holders of Allowed Zonda Deficiency Claims, elect not to pursue any Causes of Action, and determine whether and when to compromise, settle, abandon, dismiss, or otherwise dispose of any such Causes of Action, as the Liquidation Trustee may determine is in the best interests of the Holders of Allowed Zonda Deficiency Claims;

(h)       retain professionals to assist in performing the Liquidation Trustee’s duties under this Plan;

(i)        maintain the books and records and accounts of the Liquidation Trust;

(j)        invest the Cash of the Liquidation Trust (other than the Liquidation Trust Reserve), and any income earned thereon;

(k)       incur and pay reasonable and necessary expenses in connection with the performance of the Liquidation Trustee’s duties under this Plan, including the reasonable fees and expenses of professionals retained by the Liquidation Trust;

(l)        administer the Liquidation Trust’s tax obligations, including (1) filing tax returns and paying tax obligations, (2) requesting, if necessary, an expedited determination of any unpaid tax liability of the Liquidation Trust under Bankruptcy Code section 505(b) for all taxable periods of such Zonda Plan Debtor ending after the Petition Date through the liquidation of the Liquidation Trust as determined under applicable tax laws, and (3) representing the interest and account of the Liquidation Trust before any taxing authority in all matters including, without limitation, any action, suit, proceeding or audit;

(m)      prepare and file any and all informational returns, reports, statements, returns or disclosures relating to the Liquidation Trust that are required hereunder, by any Governmental Unit or under applicable law;

(n)       arrange for the liquidation and/or dissolution of PDVIII in accordance with the applicable law and to indemnify, out of the assets of the Liquidation Trust, any liquidator appointed under the applicable law, or to seek any appropriate relief in furtherance of this Plan in any appropriate jurisdiction;  and

(o)       perform other duties and functions that are consistent with the implementation of this Plan.

6.5          Indemnification.  If the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, the Liquidation Trust shall indemnify and hold harmless the Liquidation Trustee, solely in his or her capacity as the Liquidation Trustee for any losses incurred in such capacity, except to the extent such losses were the result of the Liquidation Trustee’s gross negligence, willful misconduct, or criminal conduct.

6.6          Issuance of Liquidation Trust Interests.

(a)       Liquidation Trust Interests.   If the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, Liquidation Trust Interests shall be distributed to Holders of Allowed Zonda Deficiency Claims on a Pro Rata basis based on the Allowed amount of their Claims and in exchange for such claims.  In such event, on or before the Effective Date, the Zonda Plan Debtors shall deliver to the Liquidation Trust a list of each Person to receive Liquidation Trust Interests as of the Effective Date pursuant to the Plan, including the Allowed amounts of the Zonda Deficiency Claims and the address of each such Person.

(b)       Register of Liquidation Trust Interests;  Non-Transferability of Liquidation Trust Interests;  Reports.  If the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, the Liquidation Trust shall maintain a register of the Holders of Liquidation Trust Interests.  To the extent permitted in the Plan and the Liquidation Trust Agreement, upon notice to the Liquidation Trust by any Holder or transferee of a Liquidation Trust Interest, the Liquidation Trustee shall amend the register to reflect any transfer of a Liquidation Trust Interest by such Holder to a transferee as set forth in the notice;  provided, however, that the Liquidation Trust need not reflect any transfer (or make any distribution to any transferee) and will give notice to such Holder that no transfer has been recognized in the event the Liquidation Trust reasonably believes that such transfer (or the distribution to such transferee) may constitute a violation of applicable laws or might cause the Liquidation Trust to be required to register Liquidation Trust Interests, or to become a reporting company under the Exchange Act.  The Liquidation Trust Interests may not be transferred or assigned, except by will, intestate succession or operation of law, and will not be represented by certificates. Neither the Liquidation Trust nor other persons affiliated with the Liquidation Trust nor PDSI will take any actions to facilitate or encourage any trading in the Liquidation Trusts Interests or any instrument or interest tied to the value of the Liquidation Trust Interests.  The Liquidation Trust shall provide each Holder of Liquidation Trust Interests with periodic reports at least annually containing unaudited financial information prepared in accordance with GAAP.

6.7          Federal Income Tax Treatment of the Liquidation Trust.  If the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, the Liquidation Trust generally is intended to be treated for United States federal income tax purposes, (i) in part as a grantor trust that is a liquidating trust within the meaning of Treasury Regulations § 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business, and (ii) in part as one or more disputed ownership funds within the meaning of Treasury Regulations § 1.468B-9(b)(1).  For United States federal income tax purposes, the transfer of the Liquidation Trust Assets to the Liquidation Trust will be treated as a transfer of the Liquidation Trust Assets from the Zonda Plan Debtors to the Holders of Liquidation Trust Interests, followed by the Holders of Liquidation Trust Interests’ transfer of the Liquidation Trust Assets to the Liquidation Trust.  The Holders of Liquidation Trust Interests will thereafter be treated for U.S. federal income tax purposes as the grantors and deemed owners of their respective shares of the Liquidation Trust Assets. The Holders of Liquidation Trust Interests shall include in their annual taxable incomes, and pay tax to the extent due on, their allocable shares of each item of income, gain, deduction, loss and credit, and all other such items shall be allocated by the Liquidation Trust to the Holders of Liquidation Trust Interests using any reasonable allocation method.

The Liquidation Trustee will be required by the Liquidation Trust Agreement to file income tax returns for the Liquidation Trust as a grantor trust of the Holders of the Liquidation Trust Interests (and file separate returns for the disputed ownership fund(s) pursuant to Treasury Regulations  § 1.468B-9(b)(1) and pay all taxes owed on any net income or gain of the disputed ownership fund(s), on a current basis from Liquidation Trust Assets). In addition, the Liquidation Trust Agreement will require consistent valuation by the Liquidation Trust and the Holders of Liquidation Trust Interests, for all federal income tax and reporting purposes, of any property held by the Liquidation Trust.  The Liquidation Trust Agreement also will limit the investment powers of the Liquidation Trust in accordance with IRS Rev. Proc. 94-45 and will require the Liquidation Trust to distribute at least annually to the Holders of Liquidation Trust Interests (as such may have been determined at such time) its net income (net of any payment of or provision for taxes), except for amounts retained as reasonably necessary to maintain the value of the Liquidation Trust Assets.

6.8         Liquidation Trust Funding.  If the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, on or as soon as practicable after the Effective Date, the Liquidation Trust Funding Reserve shall be established from the Liquidation Trust Assets.  Subject to the provisions of the Liquidation Trust Agreement, the Liquidation Trust Funding Reserve shall be used to pay the expenses of the Liquidation Trust, including without limitation, costs and expenses of counsel or other advisors and a sum to be provided on account of the fees of a liquidator in the British Virgin Islands which shall not exceed $35,000 to give effect to the dissolution hereby contemplated and to provide such other indemnities to that liquidation as the Liquidation Trustee shall in its sole discretion consider appropriate.  The Liquidation Trust Agreement shall provide for an allocation of the Liquidation Trust Funding Reserve across projected expenditures agreed to by SHI in consultation with the Liquidation Trustee.  Such expenses shall be paid as they are incurred without the need for Bankruptcy Court approval.  Additional funding of the Liquidation Trust Funding Reserve may only be authorized in accordance with the terms of the Liquidation Trust Agreement.

6.9          Creation of the Liquidation Trust Funding Amount Escrow Account.  On the Confirmation Date, the Zonda Plan Debtors will fund and create the Liquidation Trust Funding Amount Escrow Account.  The Liquidation Trust Funding Amount will stay in the Liquidation Trust Funding Amount Escrow Account until the Zonda Arbitration Award shall have been issued and shall be final and Unappealable.  On the Effective Date, proceeds of the Liquidation Trust Funding Amount Escrow Account will be released to the Zonda Plan Debtors if the Zonda Plan Debtors Prevail in the Zonda Arbitration, or to the Liquidation Trust if the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration.

6.10        Effectuating Documents; Further Transactions.  If the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, subject to the Liquidation Trust Agreement, chairman of the board of directors, president, chief executive officer, chief financial officer, manager, or any other appropriate officer of the Zonda Plan Debtors or, after the Effective Date, PDSI, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.  The secretary of the Zonda Plan Debtors, or, after the Effective Date, PDSI, shall be authorized to certify or attest to any of the foregoing actions.

6.11        Dissolution.

(a)       The Liquidation Trustee and Liquidation Trust shall be discharged and/or dissolved, as the case may be, at such time as (i) all of the Liquidation Trust Assets have been distributed pursuant to the Plan and the Liquidation Trust Agreement, (ii) the Liquidation Trustee determines, in its sole discretion, that the administration of any remaining Liquidation Trust Assets is not likely to yield sufficient additional Liquidation Trust proceeds to justify further pursuit, or (iii) all distributions required to be made by the Liquidation Trust under the Plan and the Liquidation Trust Agreement have been made; provided, however, that in no event shall the Liquidation Trust be dissolved later than five (5) years after the Effective Date of such Liquidation Trust unless the Bankruptcy Court approves an extension based on a finding that such an extension is necessary for the Liquidation Trust to complete its liquidating purpose.

(b)       If at any time the Liquidation Trustee determines, in reliance upon such professionals as the Liquidation Trust may retain, that the expense of administering the Liquidation Trust so as to make a final distribution to Holders of Allowed Zonda Deficiency Claims is likely to exceed the value of the assets remaining in the Liquidation Trust, the Liquidation Trust may apply to the Bankruptcy Court for authority to (i) reserve any amount necessary to dissolve the Liquidation Trust, (ii) donate any balance to a charitable organization (A) described in section 501(c)(3) of the IRC, (B) exempt from United States federal income tax under section 501(a) of the IRC, (C) not a “private foundation,” as defined in section 509(a) of the IRC, and (D) that is unrelated to the Zonda Plan Debtors, the Liquidation Trust, and any insider of the Liquidation Trust, and (iii) dissolve such Liquidation Trust.

6.12        Certain Securities Laws Matters.  The Liquidation Trust Interests shall not be “securities” under federal and state securities laws or, to the extent they are “securities,” their issuance shall be exempt from the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or other law requiring registration prior to the offering, issuance, distribution or sale of securities, in accordance with and pursuant to Section 1145 of the Bankruptcy Code.  The Plan prohibits, and the Liquidation Trust Agreement will prohibit, the transfer or assignment of the Liquidation Trust Interests except by will, intestate succession or by operation of law.  In addition, to the extent the Liquidation Trust Interests are “securities,” the Liquidation Trust Interests will not be required to be registered under Section 12(g) of the Exchange Act.

ARTICLE VII

CORPORATE GOVERNANCE

7.1          Cancellation of Existing Securities and Agreements.  Except as provided in this Plan or in the Confirmation Order, on the Effective Date, all notes, stock (where permitted by applicable law), instruments, certificates, agreements, side letters, fee letters, and other documents evidencing or giving rise to Claims against and Interests in the Zonda Plan Debtors shall be cancelled, and the obligations of the Zonda Plan Debtors thereunder or in any way related thereto shall be fully released, terminated, extinguished, and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule, or any requirement of further action, vote, or other approval or authorization by any Person.  The Holders of or parties to such notes, stock, instruments, certificates, agreements, side letters, fee letters, and other documents shall retain their rights vis-à-

vis each other but shall have no rights against any Zonda Plan Debtor arising from or relating to such notes, stock, instruments, certificates, agreements, side letters, fee letters, and other documents or the cancellation thereof, except the rights provided pursuant to this Plan and the Confirmation Order.

7.2          Cancellation of Certain Existing Security Interests.  Upon the full payment or other satisfaction of an Allowed Secured Claim, or reasonably promptly thereafter, the Holder of such Allowed Secured Claim shall deliver to the Zonda Plan Debtors or Reorganized Zonda Debtors, as applicable, and at their sole cost and expense, any collateral or other property of a Zonda Plan Debtor held by such Holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory liens, or lis pendens, or similar interests or documents.

7.3          Preservation of Retained Actions.  In accordance with section 1123(b)(3) of the Bankruptcy Code, the Reorganized Zonda Debtors, or the Liquidation Trust, as applicable, will retain and may (but are not required to) enforce all Retained Actions as follows:  after the Effective Date, if the Zonda Plan Debtors Prevail in the Zonda Arbitration, the Reorganized Zonda Debtors, and if the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, the Liquidation Trust, in their respective sole and absolute discretion, shall have the right to bring, settle, release, compromise, or enforce such Retained Actions (or decline to do any of the foregoing), without further approval of the Bankruptcy Court.  The Reorganized Zonda Debtors or the Liquidation Trust, as applicable, or any successors, in the exercise of their sole discretion, may pursue such Retained Actions so long as it is in the best interests of the Reorganized Zonda Debtors or the Liquidation Trust, as applicable, or any of their respective successors holding such rights of action.  The failure of the Zonda Plan Debtors to specifically list any claim, right of action, suit, proceeding, or other Retained Action in this Plan, the Disclosure Statement, the Plan Supplement, or otherwise does not, and will not be deemed to, constitute a waiver or release by the Zonda Plan Debtors, the Reorganized Zonda Debtors, or the Liquidation Trust, as applicable, of such claim, right of action, suit, proceeding, or other Retained Action, and the Reorganized Zonda Debtors or the Liquidation Trust, as applicable, will retain the right to pursue such claims, rights of action, suits, proceedings, and other Retained Actions in their sole discretion and, therefore, no preclusion doctrine, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches will apply to such claim, right of action, suit, proceeding, or other Retained Action upon or after the Confirmation or consummation of this Plan.

7.4          Corporate Action.  Each of the matters provided for under this Plan involving the corporate structure of any Zonda Plan Debtor or any corporate action to be taken by or required of any Zonda Plan Debtor or Reorganized Zonda Debtor shall be deemed to have occurred and be effective as provided herein, and shall be authorized, approved, and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by shareholders, members, creditors, directors, or managers of the Zonda Plan Debtors or Reorganized Zonda Debtors, as applicable.  To the extent permitted by applicable law the authorizations and approvals contemplated by this Section 7.4 shall be effective notwithstanding any requirements under nonbankruptcy law.

7.5          Board of Directors and Officers.  The composition of each board of directors or similar governing body, as applicable, of the Reorganized Zonda Debtors, shall be disclosed prior to the entry of the Confirmation Order to the extent required by section 1129(a)(5) of the Bankruptcy Code.

7.6          Further Authorization.  The Zonda Plan Debtors and the Reorganized Zonda Debtors and the Liquidation Trust, as applicable, shall be entitled to seek such orders, judgments, injunctions, and rulings as they deem necessary to carry out the intentions and purposes, and to give full effect to the provisions, of this Plan.

ARTICLE VIII

DISTRIBUTIONS

8.1          Distributions from Liquidation Trust to Holders of Allowed Zonda Deficiency Claims.  The provisions of this Article VIII shall not apply to distributions from the Liquidation Trust to Holders of Allowed Zonda Deficiency Claims.  Distributions from the Liquidation Trust to Holders of such Allowed Zonda Deficiency Claims shall be administered in accordance with, and subject to, as applicable, the terms of the Liquidation Trust Agreement and Article VI of this Plan.

8.2          Distributions Generally.  Subject to Section 8.1 hereof, the Disbursing Agent shall make Plan distributions on behalf of the Zonda Plan Debtors in accordance with this Article VIII and other governing terms of this Plan.

8.3          No Postpetition Interest on Claims.  Postpetition interest shall not accrue or be paid on any General Unsecured Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date, except to the extent permitted under this Plan or the Bankruptcy Code.

8.4          Date of Distributions.  Unless otherwise provided in this Plan, any distributions and deliveries to be made under this Plan shall be made on the Effective Date or as soon thereafter as is practicable.

8.5          Distribution Record Date.  As of the close of business on the Distribution Record Date, the various lists of Holders of Claims in each Class, as maintained by the Zonda Plan Debtors or their agents, shall be deemed closed, and there shall be no further changes in the record Holders of any Claims after the Distribution Record Date.  Neither the Zonda Plan Debtors nor the Disbursing Agent shall have any obligation to recognize any transfer of a Claim occurring after the close of business on the Distribution Record Date.  In addition, with respect to payment of any Cure Amounts or disputes over any Cure Amounts, neither the Zonda Plan Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable Executory Contract or Unexpired Lease, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount.

8.6          Disbursing Agent.  Subject to Section 8.1 hereof, all distributions under this Plan shall be made by the Disbursing Agent or, if applicable, its agent on and after the Effective Date as provided herein.  The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties.  The Reorganized Zonda Debtors or the Liquidation Trustee, as applicable, shall use all commercially reasonably efforts to provide the Disbursing Agent (if other than the Reorganized Zonda Debtors or the Liquidation Trustee, as applicable) with the amounts of Claims and the identities and addresses of Holders of Claims, in each case, as set forth in the Zonda Plan Debtors’ or Reorganized Zonda Debtors’ books and records.  The Reorganized Zonda Debtors or the Liquidation Trustee, as applicable, shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Zonda Debtors or the Liquidation Trustee, as applicable) to comply with the reporting and withholding requirements outlined in Section 8.16 hereof.

8.7          Delivery of Distributions.  Subject to Sections 8.8, 8.11, 8.12, 8.14, and 8.16 of this Plan, the Disbursing Agent will issue or cause to be issued the applicable consideration under this Plan and, subject to Bankruptcy Rule 9010, will make all distributions as and when required by this Plan to Holders of Allowed Claims to the address of the Holder of such claim on the books and records of the Zonda Plan

Debtors or their agents or the address in any written notice of address change delivered to the Zonda Plan Debtors or the Disbursing Agent, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001.  In the event that any distribution is returned as undeliverable, no distribution or payment shall be made to such recipient unless and until the Disbursing Agent has been notified of the then-current address of recipient, at which time or as soon thereafter as reasonably practicable such distribution shall be made without interest.

8.8          Unclaimed Property.  One year from the later of:  (a) the Effective Date and (ii) the date that is ten (10) Business Days after the date a Claim is first Allowed, all distributions payable on account of such Claim shall be deemed unclaimed property under section 374(b) of the Bankruptcy Code and shall revert to the Reorganized Zonda Debtors or their successors or assigns, and all claims of any other Person (including the Holder of a Claim in the same Class) to such distribution shall be discharged and forever barred.  The Reorganized Zonda Debtors, the Liquidation Trust, as applicable, and the Disbursing Agent shall have no obligation to attempt to locate any Holder of an Allowed Claim other than by reviewing the Zonda Plan Debtors’ books and records and the Bankruptcy Court’s filings.

8.9          Satisfaction of Claims.  Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims under this Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

8.10        Manner of Payment Under Plan.  Except as specifically provided herein, at the option of the Zonda Plan Debtors, the Reorganized Zonda Debtors or the Liquidation Trust, as applicable, any Cash payment to be made under this Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Zonda Plan Debtors or the Liquidation Trust, as applicable.

8.11        De Minimis Cash Distributions.  The Disbursing Agent shall not have any obligation to make a distribution that is less than $50.00 in Cash.

8.12        No Distribution in Excess of Amount of Allowed Claim.  Notwithstanding anything to the contrary in this Plan, no Holder of an Allowed Claim shall receive, on account of such Allowed Claim, Plan distributions in excess of the Allowed amount of such Claim.

8.13        Allocation of Distributions Between Principal and Interest.  Except as otherwise provided in this Plan and subject to Section 3.3 of this Plan, to the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount (as determined for federal income tax purposes) of the Claim and then to accrued but unpaid interest.

8.14        Setoffs and Recoupments.  The Liquidation Trust or each Reorganized Zonda Debtor or its designee as instructed by such Reorganized Zonda Debtor, as applicable, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, offset or recoup against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Allowed Claim any and all claims, rights, and Causes of Action that the Liquidation Trust or a Reorganized Zonda Debtor or its successors, as applicable, may hold against the Holder of such Allowed Claim after the Effective Date to the extent that such setoff or recoupment is either (a) agreed in amount among the Liquidation Trust or relevant Reorganized Zonda Debtor(s), as applicable, and Holder of the Allowed Claim or (b) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction;  provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by the Liquidation Trust or a Reorganized Zonda Debtor or its successor, as applicable, of any claims, rights, or Causes of Action that the Liquidation Trust or a Reorganized Zonda Debtor or its successor or assign, as applicable, may possess against such Holder.

8.15        Rights and Powers of Disbursing Agent.

(a)       Powers of the Disbursing Agent.  The Disbursing Agent shall be empowered to:  (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan;  (ii) make all applicable distributions or payments provided for under this Plan;  (iii) employ professionals to represent it with respect to its responsibilities;  and (iv) exercise such other powers (a) as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date) or pursuant to this Plan or (2) as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of this Plan.

(b)       Expenses Incurred on or After the Effective Date.  Except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Zonda Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement Claims (including, without limitation, for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Zonda Debtors or the Liquidation Trust, as applicable.

8.16        Withholding and Reporting Requirements.  In connection with this Plan and all instruments issued in connection therewith and distributed thereon, the Reorganized Zonda Debtors or the Liquidation Trust, as applicable, shall comply with all withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions under this Plan shall be subject to any such withholding and reporting requirements.  In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate the Cash necessary to pay over the withholding tax.  Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of this Plan.

Notwithstanding the above, each Holder of an Allowed Claim or Interest that is to receive a distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such Holder by any governmental unit, including income, withholding, and other tax obligations, on account of such distribution.  The Reorganized Zonda Debtors or the Liquidation Trust, as applicable, have the right, but not the obligation, to not make a distribution until such Holder has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations.

The Reorganized Zonda Debtors or the Liquidation Trust, as applicable, may require, as a condition to receipt of a distribution, that the Holder of an Allowed Claim complete and return a Form W-8 or W-9, as applicable to each such Holder.  If the Reorganized Zonda Debtors or the Liquidation Trust, as applicable, make such a request and the Holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Zonda Debtor or the Liquidation Trust, as applicable, and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Zonda Debtor or the Liquidation Trust, as applicable, or its respective property.

8.17        Claims Paid or Payable by Third Parties.

(a)       Claims Paid by Third Parties.  The Zonda Plan Debtors, the Reorganized Zonda Debtors, or the Liquidation Trust, as applicable, shall reduce a Claim, and such Claim shall be Disallowed without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment on account of such Claim from a party that is not a Zonda Plan Debtor, a Reorganized Zonda Debtor, or the Liquidation Trust.  Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Zonda Plan Debtor, a Reorganized Zonda Debtor, or the Liquidation Trust on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Zonda Debtor, or the Liquidation Trust, as applicable, to the extent the Holder’s total recovery on account of such Claim from the third party and under this Plan exceeds the amount of such Claim as of the date of any such distribution under this Plan.  The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Zonda Debtor, or the Liquidation Trust, as applicable, annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day period specified above until the amount is repaid.

(b)       Claims Payable by Third Parties.  Except as otherwise provided in this Plan, (i) no distributions under this Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Zonda Plan Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy, and (ii) to the extent that one or more of the Zonda Plan Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

(c)       Applicability of Insurance Proceeds.  Except as otherwise provided in this Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy.  Nothing contained in this Plan shall constitute or be deemed a waiver of any Cause of Action that the Zonda Plan Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein (i) constitute or be deemed a waiver by such insurers of any rights or defenses, including coverage defenses, held by such insurers, or (ii) establish, determine, or otherwise imply any liability or obligation, including any coverage obligation, of any insurer.

ARTICLE IX

PROCEDURES FOR DISPUTED CLAIMS

9.1          Allowance of Claims.  After the Effective Date, if the Zonda Plan Debtors Prevail in the Zonda Arbitration, each of the Zonda Plan Debtors or the Reorganized Zonda Debtors, or if the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, the Liquidation Trust, shall have and retain any and all rights and defenses such Zonda Plan Debtor had with respect to any Claim immediately before the Effective Date.  Except as expressly provided in this Plan or in any order entered in these Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under this Plan or the Bankruptcy Court has entered a Final Order, including the Confirmation Order (when it becomes a Final Order), in these Chapter 11 Cases allowing such Claim.

9.2          Objections to Claims.

(a)       Authority.  If the Zonda Plan Debtors Prevail in the Zonda Arbitration, the Zonda Plan Debtors, and after the Effective Date, the Reorganized Zonda Debtors, shall have authority to (i) file objections to any Claim, and to withdraw any objections to any Claim that they may file, (ii) settle, compromise, or litigate to judgment any objections to any Claim, and (iii) except as set forth above, resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law.  Alternatively, if the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, the Zonda Plan Debtors and after the Effective Date, the Liquidation Trust shall have authority to (i) file objections to any Claim, and to withdraw any objections to any Claim that he or she may file, (ii) settle, compromise, or litigate to judgment any objections to any Claim, and (iii) except as set forth above, resolve any Disputed Claim after the Effective Date outside the Bankruptcy Court under applicable governing law.

(b)       Objection Deadline.  As soon as practicable, but no later than the Claims Objection Deadline, the Zonda Plan Debtors, and after the Effective Date, if the Zonda Plan Debtors Prevail in the Zonda Arbitration, the Reorganized Zonda Debtors, or if the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, the Liquidation Trust, may file objections with the Bankruptcy Court and serve such objections on the Holders of the Claims to which such objections are made.  Nothing contained herein, however, shall limit the right of the Reorganized Zonda Debtors, or the Liquidation Trust, as applicable, to object to Claims, if any, filed or amended after the Claims Objection Deadline.  The Claims Objection Deadline may be extended by the Bankruptcy Court upon motion by the Reorganized Zonda Debtors or the Liquidation Trust, as applicable.

9.3          Estimation of Claims.  If the Zonda Plan Debtors Prevail in the Zonda Arbitration, the Reorganized Zonda Debtors, and if the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, the Liquidation Trust, may at any time after the Effective Date request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Zonda Plan Debtors, the Reorganized Zonda Debtors, or Liquidation Trust previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Zonda Plan Debtors, the Reorganized Zonda Debtors, or the Liquidation Trust as applicable, may pursue supplementary proceedings to object to the allowance of such Claim.  All of the aforementioned objection, estimation, and resolution procedures are intended to be cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

9.4          No Distributions Pending Allowance.  If an objection to a Claim is filed as set forth in Section 9.2 hereof, no payment or distribution provided under this Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

9.5          Resolution of Claims.  Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, if the Zonda Plan Debtors Prevail in the Zonda Arbitration, the Reorganized Zonda Debtors, and if the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, the Liquidation Trust, shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all Claims, Disputed Claims, rights, Causes of Action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Zonda Plan Debtors or their Estates may hold against any Person, without the approval of the Bankruptcy Court, the Confirmation Order, and any contract, instrument, release, indenture, or other agreement entered into in connection herewith.  The Reorganized Zonda Debtors or the Liquidation Trust or their respective successors may pursue such retained Claims, rights, Causes of Action, suits, or proceedings, as appropriate, in accordance with the best interests of the Zonda Plan Debtors and the Liquidation Trust, as applicable.

9.6          Disallowed Claims.  All Claims held by persons or entities against whom or which any of the Zonda Plan Debtors, the Reorganized Zonda Debtors, or the Liquidation Trust have commenced a proceeding asserting a Cause of Action under sections 542, 543, 544, 545, 547, 548, 549, and/or 550 of the Bankruptcy Code shall be deemed Disallowed Claims pursuant to section 502(d) of the Bankruptcy Code and Holders of such Claims shall not be entitled to vote to accept or reject this Plan.  Claims that are deemed disallowed pursuant to this Section 9.6 shall continue to be Disallowed for all purposes until such Claim has been settled or resolved by Final Order and any sums due to the Zonda Plan Debtor, the Reorganized Zonda Debtors, or the Liquidation Trust from such party have been paid.

ARTICLE X

TREATMENT OF EXECUTORY CONTRACTS

AND UNEXPIRED LEASES

10.1        Rejection of Executory Contracts and Unexpired Leases.  Except as otherwise provided in this Plan, on the Effective Date, all Executory Contracts and Unexpired Leases of the Zonda Plan Debtors shall be deemed rejected in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease (a) has previously been assumed by order of the Bankruptcy Court in effect as of the Effective Date (which order may be the Confirmation Order);  (b) is the subject of a motion to assume filed on or before the Effective Date;  or (c)   is identified as an Executory Contract or Unexpired Lease to be assumed pursuant to the Plan Supplement before the Effective Date;  or (d) has expired or terminated pursuant to its own terms.  The Confirmation Order will constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the assumptions or assumption and assignments or rejections described herein as of the Effective Date.  Unless otherwise indicated, all assumptions, assumptions and assignments, and rejections of Executory Contracts and Unexpired Leases in this Plan will be effective as of the Effective Date.  Each Executory Contract and Unexpired Lease assumed or assumed and assigned pursuant to this Plan, or by Bankruptcy Court order, will vest in and be fully enforceable by the applicable Reorganized Zonda Debtor or assignee in accordance with its terms, except as such terms may have been modified by order of the Bankruptcy Court.

10.2        Indemnification.  Except as otherwise specifically limited in this Plan, any obligations or rights of the Zonda Plan Debtors to defend, indemnify, reimburse, or limit the liability of the Zonda Plan Debtors’ present and former directors, officers, employees, agents, representatives, attorneys, accountants, financial advisors, restructuring advisors, investment bankers, and consultants (the “Covered Persons”) pursuant to the Zonda Plan Debtors’ certificates of incorporation, by-laws, indemnification agreements, policy of providing employee indemnification, applicable law, or specific agreement in respect of any claims, demands, suits, Causes of Action, or proceedings against such Covered Persons based upon any act or omission related to such Covered Persons’ service with, for, or on behalf of the Zonda Plan Debtors prior to the Effective Date, shall be treated as if they were Executory Contracts that are assumed under this Plan and shall survive the Effective Date and remain unaffected thereby, and shall not be discharged, irrespective of whether such defense, indemnification, reimbursement, or limitation of liability is owed in connection with an occurrence before or after the Petition Date.

10.3        Claims Based on Rejection of Executory Contracts and Unexpired Leases.    Unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Claims arising from the rejection of the Zonda Plan Debtors’ Executory Contracts and Unexpired Leases pursuant to this Plan or otherwise must be filed no later than thirty (30) days after the Effective Date.  Any Proofs of Claim arising from the rejection of the Zonda Plan Debtors’ Executory Contracts or Unexpired Leases that are not timely filed shall be Disallowed automatically, forever barred from assertion, and shall not be enforceable against the Zonda Plan Debtors or the Reorganized Zonda Debtors without the need for any objection by any Person or further notice to or action, order, or approval of the Bankruptcy Court, and any Claim arising out of the rejection of such Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary.  All Allowed Claims arising from the rejection of the Zonda Plan Debtors’ Executory Contracts and Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with the particular provisions of this Plan for such Claims;  provided, however, that if the Holder of an Allowed Claim for rejection damages has an unavoidable security interest in any collateral to secure obligations under such rejected Executory Contract or Unexpired Lease, the Allowed Claim for rejection damages shall be treated as an Other Secured Claim to the extent of the value of such Holder’s interest in such collateral, with the deficiency, if any, treated as a General Unsecured Claim.

10.4        Reservation of Rights.  Nothing contained in this Plan shall constitute an admission by the Zonda Plan Debtors that any particular contract is in fact an Executory Contract or Unexpired Lease or that the Zonda Plan Debtors have any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Zonda Plan Debtors or the Reorganized Zonda Debtors, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter and to provide appropriate treatment of such contract or lease.

ARTICLE XI

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THIS PLAN

11.1        Conditions Precedent to Confirmation of the Plan.  The following are conditions precedent to the confirmation of the Plan:

(a)       an order, in form and substance acceptable to the Zonda Plan Debtors and SHI finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code shall have been entered by the Bankruptcy Court;  and

(b)       the Plan and the Plan Supplement and all of the schedules, documents, and exhibits contained therein including, but not limited to the Liquidation Trust Agreement, shall be acceptable to the Zonda Plan Debtors and SHI shall have been filed.

11.2        Conditions Precedent to the Effective Date.  The Zonda Plan Debtors shall request that the Confirmation Order include a finding by the Bankruptcy Court that, notwithstanding Bankruptcy Rule 3020(e), the Confirmation Order shall take effect immediately upon its entry.  The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with the terms hereof:

(a)       the Bankruptcy Court shall have entered the Confirmation Order, which shall be in form and substance acceptable to the Zonda Plan Debtors and SHI, and the Confirmation Order shall have become a Final Order and shall, among other things, provide that the Zonda Plan Debtors, the Reorganized Zonda Debtors, and/or the Liquidation Trust, as applicable, are authorized to take all actions necessary or appropriate to enter into, implement, and consummate the agreements and documents created in connection with this Plan;

(b)       the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein (and any amendment thereto) shall have been filed with the Bankruptcy Court;

(c)       the Professional Fee Escrow shall have been funded;

(d)       all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by this Plan, if any, shall have been obtained, if any, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions;

(e)       all documents and agreements necessary to implement this Plan shall have (i) been tendered for delivery and (ii) been effected or executed by all Entities party thereto, and all conditions precedent to the effectiveness of such documents and agreements shall have been satisfied or waived pursuant to the terms of such documents or agreements;

(f)        if the Zonda Plan Debtors Prevail in the Zonda Arbitration, all documents and agreements necessary for the Zonda Plan Debtors to comply with the terms of the New First Lien Notes Indenture and the New Second Lien PIK Toggle Notes Indenture;

(g)       both (i) the Zonda Arbitration Award shall have been issued and shall be final and Unappealable, and (ii) if the Zonda Plan Debtors Do Not Prevail, the Zonda Plan Debtors or the Reorganized Non-Zonda Debtors shall have, within ten (10) days of the Zonda Arbitration Award becoming final and Unappealable, either (1) not satisfied the Zonda Arbitration Award, or (2) informed SHI in writing that they will not satisfy the Zonda Arbitration Award;  and

(h)       the Zonda Plan Debtors shall have created and funded the Liquidation Trust Funding Amount Escrow Account.

11.3        Waiver of Conditions Precedent.  Each of the conditions precedent in Sections 11.1 and 11.2 hereof may be waived only if waived in writing by the Zonda Plan Debtors if the Zonda Plan Debtors Prevail in the Zonda Arbitration, or by SHI if the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, without notice, leave or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate this Plan.

ARTICLE XII

EFFECT OF PLAN CONFIRMATION

12.1        Binding Effect.  Following the Effective Date, this Plan shall be binding upon and inure to the benefit of the Zonda Plan Debtors, their Estates, the Liquidation Trust, all present and former Holders of Claims and Interests, whether or not such Holders voted in favor of this Plan, and their respective successors and assigns.

12.2        Releases and Related Matters.

(a)       Releases by the Zonda Plan Debtors.  Pursuant to section 1123(b) of the Bankruptcy Code, and without limiting any other applicable provisions of, or releases contained in, this Plan, as of the Effective Date, the Zonda Plan Debtors and their Estates, the Reorganized Zonda Debtors, as applicable, and any other person seeking to exercise the rights of the Estates, to the extent permitted by applicable law, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived, and discharged any and all liabilities, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise that such Person or Entity has, had, or may have against any Released Party (which release shall be in addition to the discharge of Claims and termination of Interests provided herein and under the Confirmation Order and the Bankruptcy Code), in each case, relating to a Zonda Plan Debtor, the Estates, the Chapter 11 Cases, the negotiation, consideration, formulation, preparation, dissemination, implementation, Confirmation, or consummation of this Plan, the Non-Zonda Debtors Plan, the Exhibits, the Disclosure Statement, the Non-Zonda Debtors Disclosure Statement, any amendments thereof or supplements thereto, the Plan Supplement, the Non-Zonda Debtors Plan Supplement, the New Secured Debt Documents, the New Intercreditor Agreement, or the Restructuring Transactions, or any other transactions in connection with the Chapter 11 Cases or any contract, instrument, release, or other agreement or document created or entered into or any other act taken or omitted to be taken in connection therewith or in connection with any other obligations arising under this Plan or the obligations assumed hereunder;  provided, however, that nothing in this Section 12.2(a) shall be deemed to release any potential litigation claims, including, but not limited to, any Retained Actions, to be prosecuted by the Liquidation Trust, and any SHI Retained Actions, to be prosecuted by SHI, subject to the Bar Date Order and any argument regarding the applicability thereof, if the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration or any defenses the Reorganized Non-Zonda Debtors may have to such claims;  provided, further, however, that the foregoing provisions shall have no effect on:  (i) the liability of any Person or Entity that would otherwise result from the failure to perform or pay any obligation or liability under this Plan or any contract, instrument, release, or other agreement or document (A) previously assumed, (B) entered into during the Chapter 11 Cases, or (C) to be entered into, assumed, or delivered in connection with this Plan; or (ii) the liability of any Released Party that would otherwise result from any act or omission of such Released Party to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct (including fraud).  For the avoidance of doubt, nothing in this Section 12.2(a) shall relieve any Released Party from any obligation or liability under this Plan nor have any impact whatsoever with respect to any SHI Retained

Actions, subject to the Bar Date Order and any argument regarding the applicability thereof.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, of the Zonda Plan Debtor Release, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute the Bankruptcy Court’s finding that the Zonda Plan Debtor Release is:  (1) essential to the Confirmation of this Plan; (2) an exercise of the Zonda Plan Debtors’ business judgment; (3) in exchange for the good and valuable consideration and substantial contributions provided by the Released Parties; (4) a good faith settlement and compromise of the Claims released by the Zonda Plan Debtor Release; (5) in the best interests of the Zonda Plan Debtors and all Holders of Claims and Interests; (6) fair, equitable, and reasonable; (7) given and made after due notice and opportunity for hearing; and (8) a bar to any of the Zonda Plan Debtors, the Reorganized Zonda Debtors, and the Estates and each of their current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former officers, managers, directors, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, principals, members, employees, agents, managed accounts or funds, management companies, fund advisors, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such asserting any Claim or Cause of Action released pursuant to the Zonda Plan Debtor Release.

(b)       Releases by the Releasing Parties.  Without limiting any other applicable provisions of, or releases contained in, this Plan, as of the Effective Date, in consideration for the obligations of the Zonda Plan Debtors under this Plan, and the consideration and other contracts, instruments, releases, agreements, or documents to be entered into or delivered in connection with this Plan, each Releasing Party shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived, and discharged any and all liabilities whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Releasing Party has, had, or may have against any Released Party (which release shall be in addition to the discharge of Claims and termination of Interests provided herein and under the Confirmation Order and the Bankruptcy Code), in each case, relating to a Zonda Plan Debtor, the Estates, the Chapter 11 Cases, the negotiation, consideration, formulation, preparation, dissemination, implementation, Confirmation, or consummation of this Plan, the Exhibits, the Disclosure Statement, any amendments thereof or supplements thereto, the Plan Supplement, the New Secured Debt Documents, the New Intercreditor Agreement,  or the Restructuring Transactions or any other transactions in connection with the Chapter 11 Cases or any contract, instrument, release, or other agreement or document created or entered into or any other act taken or omitted to be taken in connection therewith or in connection with any other obligations arising under this Plan or the obligations assumed hereunder;  provided, however, that nothing in this Section 12.2(b) shall be deemed to release any potential litigation claims, including, but not limited to, any Retained Actions, to be prosecuted by the Liquidation Trust, and any SHI Retained Actions, to be prosecuted by SHI subject to the Bar Date Order and any argument regarding the applicability thereof, if the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration or any defenses the Reorganized Non-Zonda Debtors may have to such claims;  provided, further, however, that the foregoing provisions of this Section 12.2(b) shall have no effect on:  (i) the liability of any Person or Entity that would otherwise result from the failure to perform or pay any obligation or liability under this Plan or any contract, instrument, release, or other agreement or document (A) previously assumed, (B) entered into during the Chapter 11 Cases, or (C) to be entered into, assumed, or delivered in connection with this Plan; (ii) the liability of any Released Party that would otherwise result from any act or omission of such Released Party to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct (including fraud); or (iii) any non-Released Party.  For the avoidance of doubt, nothing in this provision shall relieve any Released Party from any obligation or liability under this Plan nor have any impact whatsoever with respect to any SHI Retained Actions, subject to the Bar Date Order and any argument regarding the applicability thereof.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is:  (1) essential to the Confirmation of this Plan; (2) given in exchange for the good and valuable consideration and substantial contributions provided by the Released Parties; (3) a good faith settlement and compromise of the Claims released by the Third-Party Release; (4) in the best interests of the Zonda Plan Debtors and their Estates; (5) fair, equitable, and reasonable; (6) given and made after due notice and opportunity for hearing; and (7) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

(c)       Waiver of Statutory Limitation on Releases.  Without limiting any other applicable provisions of, or releases contained in, this Plan, each Releasing Party in each of the releases contained in this Plan (including under this Section 12.2) expressly acknowledges that although ordinarily a general release may not extend to claims which the releasing party does not know or suspect to exist in his favor, which if known by it may have materially affected its settlement with the party released, it has carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or claims.  Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected its settlement with the Released Party, including the provisions of California Civil Code Section 1542.  The releases contained in Article XII of this Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

12.3        Discharge of the Zonda Plan Debtors.

(a)       Upon the Effective Date, except as provided in this Plan or the Confirmation Order, the Zonda Plan Debtors,  and each of them, shall be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in section 502 of the Bankruptcy Code, whether or not (i) a Proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code, (ii) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code, (iii) a Claim based upon such debt is or has been Disallowed by order of the Bankruptcy Court, or (iv) the Holder of a Claim based upon such debt accepted this Plan;  and no Claim shall be made in any liquidation of any Zonda Plan Debtor under any applicable law.

(b)       As of the Effective Date, except as provided in this Plan or the Confirmation Order, all Persons shall be precluded from asserting against the Zonda Plan Debtors or the Reorganized Zonda Debtors any other or further Claims, debts, rights, Causes of Action, claims for relief, liabilities, or Interests relating to the Zonda Plan Debtors based upon any act, omission, transaction, occurrence, or other activity of any nature that occurred prior to the Effective Date.  In accordance with the foregoing, except as provided in this Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and other debts and liabilities against the Zonda Plan Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Zonda Plan Debtors at any time, to the extent that such judgment relates to a discharged Claim.

(c)       For the avoidance of doubt, this Section 12.3 shall not apply to any Claims, debts, rights, Causes of Action, claims for relief, liabilities, or Interests arising under the New Secured Debt Documents, whether executed prior to, on, or after the Effective Date.

12.4        Injunction.  Except as otherwise provided in this Plan or the Confirmation Order, from and after the Effective Date, (a) to the extent a party’s Claim is discharged pursuant to this Plan or the Confirmation Order, such party shall be permanently enjoined from pursuing such Claim against the parties that have been discharged pursuant to this Plan or the Confirmation Order, and (b) to the extent a party’s Claim has been released pursuant to this Plan or the Confirmation Order, such Releasing Party shall be permanently enjoined from pursuing such Claim against the applicable Released Party, including (i) commencing or continuing in any manner any action or other proceeding of any kind, including on account of any Claims, Interests, Causes of Action, or liabilities that have been Released; (ii) enforcing, levying, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien, Claim, or encumbrance of any kind; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Zonda Plan Debtors, Reorganized Zonda Debtors, or Released Parties; and (v) commencing or continuing any act, in any manner, or in any place to assert any Claim, or send any notice or invoice in respect of any Claim that has been discharged or released under this Plan or that does not otherwise comply with or is inconsistent with the provisions of this Plan, or from making or threatening to make or assert any claim in any liquidation of any Zonda Plan Debtor under any applicable law;  provided,  however, that nothing contained in this Plan shall (A) preclude an Entity from obtaining benefits directly and expressly provided to such Entity pursuant to the terms of this Plan; (B) be construed to prevent any Entity from defending against Claims objections or collection action, whether by asserting a right of setoff, recoupment, or otherwise, to the extent permitted by law; or (C) enjoining or precluding any Entity that is not a Releasing Party from taking any of the foregoing enforcement actions against QPGL or any member of the Ad Hoc Group or its assets or property on account of any Claims, Interests, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities that such Entity has not waived, discharged, compromised, or released pursuant to this Plan or that have not been exculpated pursuant to Section 12.5.

12.5        Exculpation and Limitation of Liability.  From and after the Effective Date, the Exculpated Parties shall neither have nor incur any liability to any Person or Entity, and no Holder of a Claim or Interest, no other party in interest, and none of their respective Representatives, each in their capacity as such, shall have any right of action against any Exculpated Party for any act taken or omitted to be taken before the Effective Date based on the Chapter 11 Cases, the negotiation, consideration, formulation, preparation, dissemination, implementation, Confirmation, or consummation of this Plan, the Exhibits, the Disclosure Statement, any amendments thereof or supplements thereto, the Plan Supplement, the New Secured Debt Documents, the New Intercreditor Agreement, or the Restructuring Transactions or any

other transactions in connection with the Chapter 11 Cases or any contract, instrument, release, or other agreement or document created or entered into or any other act taken or omitted to be taken in connection therewith or in connection with any other obligations arising under this Plan or the obligations assumed hereunder;  provided,  however, that the foregoing provisions of this Section 12.5 shall have no effect on:  (a) the liability of any Person or Entity that would otherwise result from the failure to perform or pay any obligation or liability under this Plan or any contract, instrument, release, or other agreement or document (i) previously assumed, (ii) entered into during the Chapter 11 Cases, or (iii) to be entered into or delivered in connection with this Plan; or (b) the liability of any Exculpated Party from any obligation or liability under this Plan.

12.6        Term of Bankruptcy Injunction or Stays.  Except as provided otherwise in this Plan, from and after the entry of an order or other deemed action under this Plan closing these Chapter 11 Cases, the automatic stay of section 362(a) of the Bankruptcy Code shall terminate.

12.7        Post-Confirmation Date Retention of Professionals.  Upon the Confirmation Date, any requirement that professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate and the Reorganized Zonda Debtors or the Liquidation Trust, as applicable, will employ and pay professionals in the ordinary course of business.

12.8        Dissolution of PDVIII;  Cooperation of Liquidation Trustee.    If the Zonda Plan Debtors Do Not Prevail in the Zonda Arbitration, the Liquidation Trustee shall reasonably cooperate to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate the dissolution of PDVIII in accordance with the laws of the British Virgin Islands and any other applicable law.

ARTICLE XIII

RETENTION OF JURISDICTION

13.1        Retention of Jurisdiction.  Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction (unless otherwise indicated) over all matters arising in, arising out of, and/or related to, the Chapter 11 Cases and this Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

(a)       resolve any matters related to the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which any Zonda Plan Debtor is a party or with respect to which any Zonda Plan Debtor may be liable and to hear, determine, and, if necessary, liquidate any Claims arising therefrom;

(b)       decide or resolve any motions, adversary proceedings, contested, or litigated matters, and any other matters and grant or deny any applications involving the Zonda Plan Debtors that may be pending on the Effective Date (which jurisdiction shall be non-exclusive as to any such non-core matters);

(c)       enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan, and all contracts, instruments, releases, and other agreements or documents created in connection with this Plan, the Disclosure Statement, the Plan Supplement, or the Confirmation Order;

(d)       resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation, or enforcement of this Plan or any contract, instrument, release, or other agreement or document that is executed or created pursuant to this Plan, or any entity’s rights arising from or obligations incurred in connection with this Plan or such documents;

(e)       modify this Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with this Plan or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with this Plan or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan;

(f)        hear and determine all applications for compensation and reimbursement of expenses of Professionals under this Plan or under sections 330, 331, 503(b), and 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Effective Date the payment of fees and expenses by the Reorganized Zonda Debtors, including professional fees, shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(g)       issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation, implementation, or enforcement of this Plan or the Confirmation Order;

(h)       adjudicate controversies arising out of the administration of the Estates or the implementation of this Plan;

(i)        resolve any cases, controversies, suits, or disputes that may arise in connection with Claims, including without limitation, the Bar Date, related notice, claim objections, allowance, disallowance, estimation, and distribution;

(j)        hear and determine Retained Actions by or on behalf of the Zonda Plan Debtors, Reorganized Zonda Debtors, or the Liquidation Trust;

(k)       enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked, or vacated, or distributions pursuant to this Plan are enjoined or stayed;

(l)        determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order, the Plan Supplement, or any contract, instrument, release, or other agreement or document created in connection with this Plan, the Plan Supplement, the Disclosure Statement, or the Confirmation Order;

(m)      enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases;

(n)       hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code;  and

(o)       enter an order closing the Chapter 11 Cases.

13.2        Jurisdiction for Certain Other Agreements.  This Plan shall not modify the jurisdictional provisions of the New Secured Debt Documents or the New Intercreditor Agreement.  Notwithstanding anything herein to the contrary, on and after the Effective Date, the Bankruptcy Court’s retention of jurisdiction pursuant to this Plan shall not govern the enforcement or adjudication of any rights or remedies with respect to or as provided in the New Secured Debt Documents or the New Intercreditor Agreement, and the jurisdictional provisions of such documents shall control.

13.3        No Limitation on Enforcement by SEC on Non-Debtors.  Notwithstanding any language to the contrary contained herein, in the Disclosure Statement, or in the Confirmation Order, no provision of this Plan or the Confirmation Order shall (a) preclude the SEC from enforcing its police or regulatory powers; or

(b) enjoin, limit, impair, or delay the SEC from commencing or continuing any claims, causes of action, proceedings, or investigations against any non-Debtor person or non-Debtor entity in any forum.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1        Payment of Statutory Fees.  All fees payable pursuant to section 1930 of title 28 of the United States Code shall be paid by the Zonda Plan Debtors, the Reorganized Zonda Debtors, or the Liquidation Trust, as applicable, on the earlier of when due or the Effective Date.

14.2        Amendment or Modification of this Plan.  Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, the Zonda Plan Debtors reserve the right to alter, amend, or modify this Plan at any time prior to or after the Confirmation Date but prior to the substantial consummation of this Plan, subject to the express written consent of SHI.  A Holder of a Claim that has accepted this Plan shall be deemed to have accepted this Plan, as altered, amended, or modified, if the proposed alteration, amendment, or modification does not materially and adversely change the treatment of the Claim of such Holder.

14.3        Substantial Consummation.  On the Effective Date, this Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

14.4        Severability of Plan Provisions.  If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

14.5        Successors and Assigns.  This Plan shall be binding upon and inure to the benefit of the Zonda Plan Debtors, and their respective successors and assigns,

including the Reorganized Zonda Debtors or the Liquidation Trust, as applicable.  The rights, benefits, and obligations of any Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Entity.

14.6        Revocation, Withdrawal, or Non-Consummation.  The Zonda Plan Debtors reserve the right to revoke or withdraw this Plan at any time prior to the Confirmation Date and to file other plans of reorganization, subject to the express written consent of SHI.  If the Zonda Plan Debtors revoke or withdraw this Plan, or if Confirmation or consummation of this Plan does not occur, then (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount any Claim or Class of Claims), assumption or rejection of Executory Contracts or Unexpired Leases effected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void; and (c) nothing contained in this Plan, and no acts taken in preparation for consummation of this Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Zonda Plan Debtors or any other Person, (ii) prejudice in any manner the rights of the Zonda Plan Debtors or any Person in any further proceedings involving the Zonda Plan Debtors, or (iii) constitute an admission of any sort by the Zonda Plan Debtors or any other Person.

14.7        Governing Law.  Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit hereto or a schedule in the Plan Supplement provides otherwise, the rights, duties, and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of law thereof.

14.8        Time.  In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

14.9        Immediate Binding Effect.  Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of this Plan and Plan Supplement shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Zonda Plan Debtors, the New First Lien Noteholders, the New Second Lien PIK Toggle Noteholders, the Holders of Claims and Interests, the Released Parties, the Exculpated Parties, and each of their respective successors and assigns, including the Reorganized Zonda Debtors or the Liquidation Trust, as applicable.

14.10      Entire Agreement.  On the Effective Date, this Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into this Plan.

14.11      Notice.  All notices, requests, and demands to or upon the Zonda Plan Debtors, Reorganized Zonda Debtors, and SHI to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile or other electronic transmission, when received and telephonically confirmed, addressed as follows:

PDVIII

11700 Katy Freeway, #175

Houston, TX 77079

(713) 334-6662
Attention: Bernie G. Wolford Jr. and Lisa Buchanan
Email:  b.wolford@pacificdrilling.com,

 l.buchanan@pacific drilling.com

and

TOGUT, SEGAL & SEGAL LLP
One Penn Plaza, Suite 3335
New York, New York 10019

(212) 594-5000

Attention:  Albert Togut, Frank A. Oswald, Kyle J. Ortiz, and Amanda C. Glaubach
E-mail: altogut@teamtogut.com, frankoswald@teamtogut.com, kortiz@teamtogut.com, aglaubach@teamtogut.com

Attorneys for the Zonda Plan Debtors

-and-

DLP Piper LLP (US)
1201 North Market Street
Suite 2100
Wilmington, Delaware 19801-1147
Attention: R. Craig Martin and Joshua D. Morse
E-mail:  Craig.Martin@dlapiper.com,  Joshua.Morse@dlapiper.com

Counsel for SHI

14.12      Exhibits.  All Exhibits to this Plan are incorporated and are a part of this Plan as if set forth in full herein.

14.13      Filing of Additional Documents.  On or before substantial consummation of this Plan, the Zonda Plan Debtors shall file such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.

14.14      Conflicts.  In the event that provisions of the Disclosure Statement and provisions of this Plan conflict, the terms of this Plan shall govern.

Dated: January 22, 2019
           New York, New York

PACIFIC DRILLING SERVICES, INC.

By:	/s/ Lisa Manget Buchanan
Name: Lisa Manget Buchanan
Title: Senior Vice President, General
Counsel, and Secretary

PACIFIC DRILLING VIII LIMITED.

By:	/s/ Lisa Manget Buchanan
Name: Lisa Manget Buchanan
Title: Senior Vice President, General
Counsel, and Secretary